Exhibit 10.1

Execution Version

LOAN AGREEMENT [1217]

dated as of April 6, 2011

among

HAWAIIAN AIRLINES, INC.,

as Borrower,

NATIXIS,
as Administrative Agent,

WELLS FARGO BANK NORTHWEST,
NATIONAL ASSOCIATION,
as Security Trustee,

and

THE LENDERS

from time to time party hereto

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE

and

KFW IPEX-BANK GMBH

and

NATIXIS TRANSPORT FINANCE

as Joint Lead Arrangers

PILLSBURY WINTHROP SHAW PITTMAN LLP

ARTICLE IV COVENANTS		15
Section 4.1	Covenants of the Borrower	15
(a)	Financial Statements and Other Information	15
(b)	Existence; Conduct of Business	16
(c)	Mergers and Consolidations	16
(d)	Delivery of Post-Registration FAA Opinion	17
(e)	Annual Maintenance Certificate	17
(f)	German Money Laundering Act	17
(g)	TotalCare Program	1
ARTICLE V CERTAIN INCREASED COSTS		18
Section 5.1	Increased Costs	18
Section 5.2	Capital Adequacy; Liquidity Requirements	19
Section 5.3	Withholding of Taxes	20
(a)	Payments to Be Free and Clear	20
(b)	Grossing-up of Payments	20
(c)	Evidence of Exemption from U.S. Withholding Tax	21
Section 5.4	Stamp Taxes	23
Section 5.5	General Indemnity	23
(a)	Indemnity	23
(b)	Exceptions	23
(c)	Separate Agreement	25
(d)	Notice	25
(e)	Notice of Proceedings; Defense of Claims; Limitations	25
(f)	Information	26
(g)	Effect of Other Indemnities; Subrogation; Further Assurances	26
(h)	Primary Obligor	27
(i)	Waiver of Certain Claims	27
(j)	Refunds	27
ARTICLE VI CONDITIONS PRECEDENT		27
Section 6.1	Conditions to the Loan	27
ARTICLE VII EVENTS OF DEFAULT		30
Section 7.1	Events of Default	30
ARTICLE VIII THE AGENTS		33
Section 8.1	Appointment and Authorization	33
Section 8.2	Delegation of Duties	33
Section 8.3	Exculpatory Provisions	33
Section 8.4	Reliance by Agents	33
Section 8.5	Notice of Defaults	34
Section 8.6	Non-Reliance on Agents and Other Lenders; Lender Representations	34
Section 8.7	Agents and Affiliates	34
Section 8.8	Indemnification	34
Section 8.9	Resignation or Removal of Administrative Agent; Appointment of Successor	35
Section 8.10	No Charges	35
Section 8.11	Mortgage	35

Schedule I	Certain Terms

Annex A	Definitions

Exhibit A	Loan Amortization
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Transfer Supplement
Exhibit D	Form of Certificate re Non-Bank Status

LOAN AGREEMENT [1217]

THIS LOAN AGREEMENT [1217], dated as of April 6, 2011 (this “Agreement”), is among HAWAIIAN AIRLINES, INC., a Delaware corporation (the “Borrower”), NATIXIS, as the Administrative Agent for the Lenders (the “Administrative Agent”), WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association not in its individual capacity, except as expressly stated herein, as the Security Trustee (the “Security Trustee”), and the Lenders from time to time party hereto (the “Lenders”).  Certain capitalized terms used herein are defined, and certain rules of construction are specified, in Annex A, and certain other capitalized terms used herein are defined, and certain provisions are set forth, in Schedule I.

BACKGROUND

WHEREAS, pursuant to the Purchase Agreement, the Airframe Manufacturer has agreed to sell and deliver to Borrower, and the Borrower has agreed to purchase, the Aircraft.

WHEREAS, on the basis of the foregoing and subject to the terms and conditions of this Agreement, the Lenders are prepared to make the Loan, the proceeds of which the Borrower will use to finance, in part, the purchase of the Aircraft, to be secured by a Lien on the Aircraft and certain other aircraft and related property owned by the Borrower; and

WHEREAS, in connection with the Loan, the parties hereto wish to enter into this Agreement and the other Transaction Documents, as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

THE LOAN

Section 1.1                                      The Loan.

(a)                 Commitments.  Each Lender severally agrees from the date hereof until the Commitment Termination Date, on the terms and conditions hereinafter set forth, to advance to the Borrower on the Closing Date its Commitment Share, and upon advancement of all such Commitment Shares the aggregate original principal amount of the Loan shall be $65,000,000.00.  Once repaid, the Loan (or any portion thereof) may not be reborrowed.

(b)                Amortization.  The Loan shall be repaid in forty eight (48) consecutive quarterly principal installments on the Payment Dates and in the principal amounts set forth in Exhibit A hereto.  The Borrower shall pay interest on the unpaid principal amount of the Loan, payable in arrears, on the last day of each Interest Period at an interest rate per annum equal to the Floating Rate (in the case of a Floating Rate Loan) or the Fixed Rate (in the case of a Fixed Rate Loan).  All payments made by the Borrower on a Payment Date in respect of the Loan shall be applied, first, to the payment of accrued interest, if any, due hereunder in respect of the Loan on such Payment Date, and second, to the payment of principal, if any, due hereunder in respect of the Loan on such Payment Date.

(c)                 Optional Prepayment.  The Borrower may, subject to Section 1.1(d) below, elect to prepay the Loan at any time on at least ten (10) Business Days’ irrevocable prior written notice to the Administrative Agent, in whole or in part (but if in part, in an amount or integral multiple of $5,000,000), together with accrued interest on the principal amount of the Loan prepaid to the date of such prepayment, plus (i) Premium, if any, plus (ii) Breakage Costs, if any, and plus (iii) all other amounts then due and payable under the Transaction Documents.  Any such notice of prepayment shall identify the amount of such prepayment, whereupon the Loan shall become due and payable on the date specified by the Borrower in such notice.  The Administrative Agent will promptly send the Lenders copies of any such notice of prepayment.  Any prepayment of the Loan in part shall reduce the Borrower’s obligations under Section 1.1(b) with respect to the Loan in the inverse order of maturity.  Any prepayment pursuant to this Section 1.1(c) occurring on or after the third anniversary of the Closing Date shall not be subject to any Premium or prepayment penalty.

(d)                Optional Prepayment upon Increased Costs.  In the event the Borrower is required under the provisions of Section 5.1, 5.2 or 5.3 to make payments to any Lender or the Borrower is required to pay interest to a Lender at the Market Disruption Rate pursuant to Section 1.4(b), the Borrower may elect to prepay the Loan of such Lender in full at any time on at least ten (10) Business Days’ irrevocable prior written notice to the Administrative Agent and such Lender, together with accrued interest on the principal amount of the Loan prepaid to the date of such prepayment, plus (i) Breakage Costs, if any, and (ii) all other amounts then due and payable under the Transaction Documents to such Lender (including pursuant to Sections 5.1, 5.2 and 5.3 or 1.4(b)) but otherwise without any Premium or prepayment penalty, whereupon the Loan of such Lender shall become due and payable on the date specified by the Borrower in such notice.

(e)                 Mandatory Prepayment.  If an Event of Loss with respect to the Aircraft occurs and, as a result, the Borrower elects or is required under the Mortgage to pay the Loan, the Borrower shall prepay on the date required by the Mortgage the Loan together with accrued interest on the principal amount of the Loan to the date of such prepayment plus any Breakage Costs, but otherwise without any Premium or prepayment penalty.

(f)                   Pro Rata Treatment.  Except to the extent otherwise provided herein, including Sections 1.1(d), 1.4(b) and 1.4(h), (a) the borrowing of the Loan from the Lenders under Section 1.2 shall be made from the Lenders pro rata according to the amounts of their respective Commitment Shares; (b) each payment or prepayment of principal of the Loan shall be made for account of the Lenders pro rata in accordance with their respective Ratable Shares; and (c) each payment of interest on the Loan shall be made for account of the Lenders pro rata in accordance with their respective Ratable Shares.

(g)                Effect of Prepayment.  Amounts prepaid under clause (c) or (d) above shall not be subject to further drawdown hereunder.

(h)                Commitment Extension.  If the delivery of the Aircraft from the Airframe Manufacturer to the Borrower is delayed beyond the Scheduled Delivery Date, the Commitment Period for the Loan may be extended by written notice from the Borrower to the Administrative Agent to a date not later than ninety (90) days after the Scheduled Delivery Date or such later date as may be agreed by all of the parties hereto; provided that if such delay is due to an Excusable Delivery Delay, the parties hereto agree to negotiate in good faith an extension of the Commitment Period beyond such ninety day period after the Scheduled Delivery Date (and continuance of any Swap Transaction as provided in Section 1.2(b)), subject to the availability to each Lender of United States dollar funds in such Lender’s funding market at the time of such extension.

Section 1.2                                      Making the Loan.

(a)                                  The Loan shall be requested by the delivery of a Notice of Borrowing by the Borrower to the Security Trustee, the Administrative Agent and each Lender between 10 a.m. and 11 a.m. (New York City time) on the third Business Day prior to the scheduled Closing Date.  The Notice of Borrowing shall be irrevocable and binding on the Borrower.  The Notice of Borrowing shall specify (i) the scheduled Closing Date, (ii) the aggregate amount of the Loan, (iii) whether the Loan will be a Fixed Rate Loan as fixed pursuant to Section 2.1(b) or a Floating Rate Loan and (iv) the Aircraft expected to be financed with the proceeds of the Loan.  Before 10:00 a.m. (Paris, France time) on the scheduled Closing Date, each Lender shall make available for the account of its Lending Office to the Administrative Agent’s Account, in same day funds, such Lender’s Commitment Share.  After the Administrative Agent’s receipt of such funds and upon fulfillment or waiver by all Lenders of the applicable conditions set forth in Article VI as determined by the Administrative Agent acting at the direction of the Lenders, the Administrative Agent shall transfer such funds to the Security Trustee’s Account and the Security Trustee shall, at the instruction of the Administrative Agent or its special counsel, release such funds to Airbus immediately prior to the transfer of title to the Aircraft to the Borrower.

(b)                                 If for any reason the Closing is not consummated on the scheduled Closing Date specified in the Notice of Borrowing, the Borrower may, by telephone notice to the Administrative Agent given by 11:00 a.m., New York City time (such telephone notice to be promptly confirmed in writing by personal delivery or facsimile) on the scheduled Closing Date:

(i)                  regardless of whether the Borrower has selected a Fixed Rate or Floating Rate in the Notice of Borrowing, designate a delayed Closing Date for the Closing (which may include (x) a delay on the scheduled Closing Date beyond 11:00 a.m. New York City time on such date or (y) successive delayed Closing Dates) not later than the fifth Business Day (or such longer period as the parties hereto may agree) following the scheduled Closing Date (such date, whether or not so rescheduled, being the “Cutoff Date”), in which case the Security Trustee (if it is holding the funds) shall return the funds to the Administrative Agent who shall hold the funds until the earlier to occur of the delayed Closing Date or the Cutoff Date and use reasonable commercial efforts to invest such funds in overnight Cash Equivalents available to the Administrative Agent; or

(ii)               if the Borrower has selected the Fixed Rate in the Notice of Borrowing, direct the Administrative Agent to promptly return to the Lenders the amounts funded by them, request each Lender to invest such funding in overnight deposits, request the Lenders to maintain their fixed rate funding for up to fourteen (14) days of the originally scheduled Closing Date and await designation of a new Closing Date within such fourteen (14) day period by issuance of a new Notice of Borrowing as provided above; or

(iii)            direct the Administrative Agent to promptly return to the Lenders the amounts funded by them, break the funding (in which case the Borrower will pay any Breakage Costs resulting therefrom) and await the scheduling of a new Closing Date within the Commitment Period.

So long as no Event of Default shall be continuing, the Administrative Agent and the Lenders (if they are holding funds) shall pay to the Borrower any earnings from such investments, and whether or not an Event of Default shall be continuing the Borrower shall pay to the Administrative Agent any losses from such investments.  If the Borrower has selected the Floating Rate in the Notice of Borrowing, has not made the election set forth in clause (iii) of the first sentence of this Section and the Closing fails to occur on or before the Cutoff Date, the Administrative Agent shall promptly return to the Lenders the amounts funded by them and the Borrower shall pay to the Lenders upon demand Breakage Costs, if any, with respect to amounts funded plus interest from and including the date on which they advanced their Ratable Share of the Loan to the Administrative Agent to but excluding the date on which such funds are returned (provided that if such funds are returned after 12:00 p.m. (New York City time), such funds shall be deemed to have been received on the next Business Day), at a rate per annum equal to the rate that would have been applicable thereto had the Closing occurred on the scheduled Closing Date.

If the Borrower has selected the Fixed Rate in the Notice of Borrowing, has not made the election set forth in clause (iii) of the first sentence of this Section and the Closing fails to occur on or before Cutoff Date, the Borrower may direct the Administrative Agent to return to the Lenders the amounts funded by them and request the Lenders to maintain their fixed rate funding for up to fourteen (14) days of the originally scheduled Closing Date in accordance with clause (ii) of the first sentence of this Section.  If the Closing fails to occur on or before the end of the fourteen (14) day period, the Borrower shall, upon the termination of the Swap Transaction in accordance with the provisions of this Section, pay to the Lenders upon demand Breakage Costs (or shall receive on demand any Fixed Rate Breakage Gain), if any, with respect to amounts funded, plus interest from and including the date on which they advanced their Ratable Share of the Loan to the Administrative Agent to but excluding the date on which such funds are returned (provided that if such funds are returned after 12:00 p.m. (New York City time), such funds shall be deemed to have been received on the next Business Day), at a rate per annum equal to the rate that would have been applicable thereto had the Closing occurred on the scheduled Closing Date.

Whether or not funds are held by the Administrative Agent or returned to the Lenders pursuant to this Section, the Borrower may schedule a new Closing Date by giving a new Notice of Borrowing pursuant to Section 1.2(a), and the provisions of this Section 1.2(b) shall be applicable to such new Closing Date, including, without limitation, the right to fix the interest rate in accordance with Section 2.1(b); provided, that if the Closing fails to occur on or before the Cutoff Date and, with regards to a Fixed Rate Loan, the Lenders have either not maintained their fixed rate funding in accordance with clause (ii) of the first sentence of this Section or the fourteen (14) day period provided for in clause (ii) of the first sentence of this Section has expired, the Borrower shall, prior to scheduling a new Closing Date, direct the Administrative Agent to return to the Lenders the amounts funded by them, unwind their existing funding and pay to the Lenders upon demand Breakage Costs, if any.  In the event the Borrower has elected the option in clause (ii) of the first sentence of this Section, the Lenders agree to maintain in effect any Swap Transaction for up to fourteen (14) days from the originally scheduled Closing Date to avoid Fixed Rate Breakage Costs unless the Lenders determine that it is commercially unreasonable to do so.  If the Borrower has designated a delayed Closing Date pursuant to clauses (i) or (ii) of the first sentence of this Section and the Closing occurs on such delayed Closing Date, the initial Interest Period for the Loan shall be deemed to have commenced on the scheduled Closing Date on which the funds were originally provided by the Lenders to the Administrative Agent to make the Loan, and the Borrower shall pay to the Lenders interest on the Loan from, and including, the scheduled Closing Date to the delayed Closing Date and thereafter until the Loan is repaid in full, at a rate per annum equal to the rate that would have been applicable thereto had the Closing occurred on the scheduled Closing Date.  Notwithstanding Section 1.2(c) below, if any Lender shall fail to fund its Commitment Share, the Borrower shall be under no obligation to borrow any portion of the Loan (though the Borrower shall, for the avoidance of doubt, have the right to borrow any portion of the Loan funded, subject to fulfillment of the conditions precedent set forth in Section 6.01 or the waiver thereof by the Lenders who have funded their Ratable Share) but shall be obligated to pay Breakage Costs and interest with respect to any amounts so funded by the Lenders but not borrowed by the Borrower hereunder.

(c)                                  Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Loan that such Lender will not make available to the Administrative Agent such Lender’s Commitment Share, the Administrative Agent may assume that such Lender has made such Commitment Share available to the Administrative Agent on the date of the Loan in accordance with Section 1.2(a) and the Administrative Agent may, in reliance upon such assumption, and with the written consent of the Borrower, advance to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such Commitment Share available to the Administrative Agent and the Administrative Agent shall have advanced a corresponding amount at the request of the Borrower, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable to the Loan and (ii) in the case of such Lender, the Federal Funds Rate.  Any prepayments by the Borrower under this Section 1.2(d) shall be without Premium, Breakage Costs or any other penalty.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Commitment Share for purposes of this Agreement from the date on which the Administrative Agent made such amount available to the Borrower for such Lender, and if the Borrower shall have repaid the amount previously advanced by the Administrative Agent, the Administrative Agent shall make the amount received by the Administrative Agent from such defaulting Lender available to the Borrower promptly upon the Administrative Agent’s receipt thereof.

(d)                                 The failure of any Lender to fund its Commitment Share shall not relieve any other Lender of its obligation, if any, hereunder to fund its Commitment Share, but no Lender shall be responsible for the failure of any other Lender to fund its Commitment Share on the Closing Date of the Loan.

Section 1.3                                      Payments and Computations.

(a)                                  The Borrower shall make each payment hereunder not later than 12:00 p.m. (New York City time) on the day when due in Dollars to the Administrative Agent’s Account in immediately available funds.  The Administrative Agent will promptly thereafter but in no event later than 2:00 p.m. (New York City time) on the date such funds are received by the Administrative Agent from the Borrower cause to be distributed like funds to the Lenders for the account of their respective Lending Offices, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of any Transfer Supplement and recording of the information contained therein in the Register pursuant to Section 9.8(d), from and after the effective date specified in such Transfer Supplement, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder.

(b)                                 Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and (except in the case of interest on Fixed Rate Loans) such extension of time shall in such case be included in the computation of payment of interest or other amounts as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of the Loan to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day, and (except in the case of interest on Fixed Rate Loans) such reduction of time shall be given effect in the computation of the payment of interest hereunder.

Section 1.4                                      Special Provisions Governing the Loan.  Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to the Loan as to the matters covered:

(a)                                  As soon as practicable after 11:00 a.m. (London time) on each Interest Rate Determination Date, the Administrative Agent shall determine the interest rate that shall apply to the Floating Rate Loan for the applicable Interest Period (which determination shall be prima facie evidence of such rate absent manifest error) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower, the Security Trustee and each Lender; provided that the Administrative Agent’s failure to give such notice shall not relieve the Borrower of its obligation to pay interest on the Loan hereunder.

(b)                                 Subject to the next sentence, if the LIBOR Rate is to be determined by reference to the Reference Banks but one or more Reference Banks do not supply a quotation by 11:00 am (London time) on the Interest Rate Determination Date, the applicable LIBOR Rate shall be determined on the basis of the quotations of the remaining Reference Banks.  With respect to a Floating Rate Loan only, in the event that a Market Disruption occurs with respect to any Lender on any Interest Rate Determination Date, the Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Borrower, the

Security Trustee and each Lender of such circumstance and the affected Lender’s Market Disruption Rate, whereupon, from and including the first day of the Interest Period to which such Interest Rate Determination Date relates, that portion of the Loan which is held by such affected Lender shall bear interest at the Market Disruption Rate until such time as the Administrative Agent shall have notified the Borrower that such circumstances no longer exist and the next Interest Period shall have commenced.  The Market Disruption Rate shall be conclusive and binding on the Borrower for such Interest Period absent manifest error.  At any time after a Market Disruption has occurred, the Borrower shall have the right (i) exercisable upon ten (10) Business Days’ prior notice to the Administrative Agent to prepay in full the Loan of such Lender claiming a Market Disruption Event, together with accrued interest thereon at the Market Disruption Rate and any Breakage Costs, but otherwise without any Premium or prepayment penalty, whereupon such portion of the Loan shall become due and payable on the date specified by the Borrower in such notice, (ii) to require such Lender to transfer its Ratable Share of the Loan in accordance with the provisions of Section 1.7 hereof, and/or (iii) to shorten the Interest Period (but not the related payment dates for payments of interest to such affected Lender) for such affected Lender to one month from and after the last day of the Interest Period in which such Market Disruption Event occurs until the circumstances giving rise to such Market Disruption no longer exist and the next Interest Period in effect for the Lenders not claiming a Market Disruption Event shall have commenced (at which point the Interest Period for such affected Lender shall revert back to three months, without any further action on the part of the parties hereto).

(c)                                  In the event that on any date the making or maintaining by any Lender of its Loan has become unlawful as a result of compliance by such Lender in good faith with any change that becomes effective after the Closing Date in any law, treaty, governmental rule, regulation, guideline or order (whether or not having the force of law), then, and in any such event, such Lender shall be an “Affected Lender” and it shall promptly so notify (by facsimile or by telephone confirmed in writing) the Borrower and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each other Lender).  Thereafter (i) the Affected Lender’s obligation to make or maintain its outstanding Loan (the “Affected Loan”) shall be suspended until such notice shall be withdrawn by the Affected Lender, and (ii) the parties shall follow the procedures set forth in Section 1.4(h) so long as, if following such procedures, the making or maintaining of the Loan is not unlawful.  The Borrower may elect to require such Affected Lender to transfer its Loan in compliance with Section 1.7.  Nothing in this Section 1.4(c) shall affect the obligation of any Lender other than an Affected Lender to make or maintain its Loan in accordance with the terms of this Agreement.

(d)                                 Without prejudice to or duplication of the Borrower’s obligations under Section 1.4(e), the Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all LIBOR Breakage Costs (as defined below) which that Lender may sustain:  (i) if for any reason (other than a default by that Lender) a borrowing of the Loan does not occur on a date specified therefor in the Notice of Borrowing (or, if delayed, by the new Closing Date provided for in Section 1.2(b) hereof); (ii) as a consequence of any transfer pursuant to Section 1.7; (iii) as a consequence of any prepayment or other principal payment of the Loan that occurs on a date other than a Payment Date or the Maturity Date; (iv) to the extent that any prepayment of the Loan is not made on any date specified in a notice of prepayment given by the Borrower; or

(v) as a consequence of any default by the Borrower in the repayment of the Loan when due under the terms of this Agreement.  For purposes of this Agreement and the other Transaction Documents, “LIBOR Breakage Costs” means an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the then current Interest Period for such Lender’s Loan (or, in the case of a failure to borrow, the Interest Period for such Lender’s Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Lender’s Loan provided for herein (excluding the Applicable Margin) over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender could recover by placing such amount on deposit in the London interbank market for dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

(e)                                  Without prejudice to or duplication of the Borrower’s obligations under Section 1.4(d), the Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all Fixed Rate Breakage Loss which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of the Fixed Rate Loan does not occur on a date specified therefor in the Notice of Borrowing (or, if delayed, by (x) the new Closing Date provided for in Section 1.2(b) hereof or (y) in the event the parties agree the Lenders shall maintain in effect Swap Transactions beyond the Cutoff Date as provided in Section 1.2(b) hereof, the latest date on which the Lenders have so agreed to maintain their Swap Transactions in effect); (ii) as a consequence of any transfer pursuant to Section 1.7; (iii) as a consequence of any prepayment or other principal payment of the Fixed Rate Loan that occurs on a date other than the Maturity Date (other than scheduled repayments of principal on the Payment Dates in accordance with Section 1.1(b) hereof and Exhibit A hereto); (iv) to the extent that any prepayment of the Fixed Rate Loan is not made on any date specified in a notice of prepayment given by the Borrower, or (v) as a consequence of any default by the Borrower in the repayment of the Fixed Rate Loan when due under the terms of this Agreement.

(f)                                    Without prejudice to the Borrower’s obligations under Sections 1.4(d) or 1.4(e), the Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts, the amount of such breakage requested by such Lender being conclusive and binding on the Borrower absent manifest error), for any Lender’s breakage cost with respect to changes in such Lender’s Funding Spread since the Closing Date (“Funding Spread Breakage Costs”) which that Lender may sustain as a result of: (i) the Loan not being advanced (other than due to a default by that Lender) on the date specified therefor in the Notice of Borrowing (or, if delayed by the new Closing Date provided for in Section 1.2(b) hereof), (ii) any transfer pursuant to Section 1.7 or any prepayment of the Loan that occurs on a date other than the Maturity Date, or (iii) any default by the Borrower in the repayment of the Loan  when due under the terms of this Agreement.

(g)                                 Each Lender agrees that, so long as no Default or Event of Default shall have occurred and be continuing, it shall promptly pay to the Borrower at such account as the Borrower may specify any Fixed Rate Breakage Gain in respect of any Loan [**]. Each Lender shall apply any Fixed Rate Breakage Gain that arises after the occurrence and during the continuance of a Default or an Event of Default against the Obligations until the date that such Event of Default is cured by the Borrower, promptly following which date any amounts not so applied shall be paid over to the Borrower.  Upon the request of the Borrower to the Administrative Agent, the Administrative Agent shall obtain from each Lender a good faith written estimate of the Fixed Rate Breakage Loss or Fixed Rate Breakage Gain, as the case may be, in connection with the occurrence, or anticipated occurrence, of any event contemplated by the Transaction Documents that might give rise to an obligation to pay Fixed Rate Breakage Loss or to receive Fixed Rate Breakage Gain.  For the avoidance of doubt, Fixed Rate Breakage Gains, if any, shall be due and payable to the Borrower on the date that at any Breakage Costs are otherwise due and payable to the Lenders.

(h)                                 During the 30 days following the date of any notice given to the Borrower pursuant to Section 1.4(c), each Affected Lender and the Borrower shall negotiate in good faith in order to arrive at a mutually acceptable alternative basis for determining the interest rate from time to time applicable to each Affected Loan (the “Substitute Basis”).  If within the 30 days following the date of any such notice to the Borrower, each such Affected Lender and the Borrower shall agree upon a Substitute Basis, such Substitute Basis shall be retroactive to and effective from the first day of the applicable Interest Periods until and including the last day of such Interest Periods.  If after 30 days from the date of such notice, each such Affected Lender and the Borrower shall have failed to agree upon a Substitute Basis, then each such Affected Lender shall certify in writing to the Borrower through the Administrative Agent (such certification to be conclusive and binding on all of the parties hereto absent manifest error) the interest rate at which such Affected Lender is prepared to make or maintain its Affected Loan for such Interest Periods, it being understood that such Affected Lender’s interest rate shall be at a rate per annum equal to the sum of the Applicable Margin plus such Affected Lender’s Cost of Funds.

(i)                                     If no Substitute Basis is established pursuant to Section 1.4(h), upon receipt of notice of the Affected Lender’s Cost of Funds, the Borrower shall have the right (i) exercisable upon ten Business Days’ prior notice to each Affected Lender through the Administrative Agent, to prepay in full the Affected Loan, together with accrued interest thereon at such Affected Lender’s Cost of Funds plus any Breakage Costs, but otherwise without any Premium or prepayment penalty, whereupon such Affected Loan shall become due and payable on the date specified by the Borrower in such notice or (ii) to require any such Affected Lender to transfer the Affected Loan pursuant to the provisions of, and subject to the conditions contained in, Section 1.7.

Section 1.5                                      Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loan owing to it in excess of its proportionate share of payments on account of the Obligations, such Lender shall forthwith purchase from the other Lenders participations in the applicable Obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such

Lender’s proportionate share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 1.5 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 1.6                                      Obligation of Lenders to Mitigate.  Each Lender agrees that, as promptly as practicable after such Lender has Actual Knowledge of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or to suffer a Market Disruption Event or that would entitle such Lender to receive payments under Sections 5.1, 5.2 or 5.3, it will to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable commercial efforts at Borrower’s cost to (i) make, fund or maintain its Loan through another lending office of such Lender or (ii) take such other reasonable measures, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 5.1, 5.2 and 5.3 would be reduced and if the making, funding or maintaining of its Loan through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect its Loan or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this Section 1.6 unless the Borrower agrees to pay all incremental expenses, if any, incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above; provided, further, that such Lender shall have no obligation to designate another lending office that does not maintain loans comparable to the Loan or such designation would otherwise be contrary to such Lender’s internal policies or business plan.  A certificate as to the amount of any such incremental expenses (setting forth in reasonable detail the basis for requesting such amount and the calculation thereof) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be prima facie evidence of such expenses.

Section 1.7                                      Required Transfer.  In the event the Borrower is required under the provisions of Section 5.1, 5.2 or 5.3 to make payments to any Lender, a Lender notifies the Administrative Agent and the Borrower of a Market Disruption pursuant to Section 1.4(b) or an Affected Lender has given to the Borrower notice under Section 1.4(c), the Borrower may, so long as no Event of Default shall have occurred and be continuing, elect to require such Lender or Affected Lender (the “Transferor”) to transfer such Transferor’s Loan (in whole or in part).  Such election shall be made by notice from Borrower to the Transferor specifying the amount of the Transferor’s Loan to be transferred, the transferee and the effective date of such transfer, which shall be a Business Day not more than twenty (20) Business Days nor less than five (5) Business Days after the date such notice is given to the Transferor.  If Borrower makes such election, the Transferor shall transfer its Loan (or portion thereof) to such transferee on such specified effective date in accordance with this Agreement, against payment to such Transferor of 100% of the unpaid principal amount thereof, together with accrued interest thereon to the date of purchase, Breakage Costs, if any, and all other amounts then due and payable under the Transaction Documents to such Transferor (including pursuant to Sections 5.1, 5.2 and 5.3), and compliance by such transferee with the provisions of Section 9.8(c).

ARTICLE II

INTEREST

Section 2.1                                      Rate of Interest.  The Borrower shall, subject to the terms and conditions of this Section 2.1, have the right to select a Floating Rate or a Fixed Rate for the Loan.  A Fixed Rate Loan may not be converted to a Floating Rate Loan.

(a)                 Floating Rate.  If the Borrower has not requested to have the Loan bear interest at a Fixed Rate pursuant to Section 2.1(b) below, then the Loan shall bear interest at the Floating Rate.

(b)                Fixed Rate.  The Borrower may request by written notice to the Administrative Agent (the “Fixed Rate Notice”) that the Administrative Agent provide to the Borrower a single Fixed Rate Quote with respect to the Loan. Such Fixed Rate Notice may be delivered by the Borrower (i) at any time between 10 a.m. and 11 a.m. (New York City time) on the third Business Day prior to the Closing Date or (ii) once during the first calendar year after the Closing Date upon ten (10) Business Days prior written notice to the Administrative Agent (which Fixed Rate Notice shall, if delivered pursuant to clause (ii), indicate whether the Borrower elects to have the Loan bear interest at the Fixed Rate on the first day of the next Interest Period or on the tenth (10th) Business Day following the Borrower’s delivery of the Fixed Rate Notice).  Between 9:00 a.m. and 10:00 a.m. (New York City time) on (x) the next Business Day after such Fixed Rate Notice is received by the Administrative Agent (in the case of clause (i) above), or (y) two (2) Business Days prior to the date the Floating Rate is to become fixed (in the case of clause (ii) above), the Administrative Agent shall give the Borrower telephonic notice of the Fixed Rate Quote. The Borrower shall have five minutes to accept or reject such Fixed Rate Quote.  If the Borrower accepts such Fixed Rate Quote by providing oral confirmation during such telephone call, which oral confirmation shall be binding on the Borrower, and confirming such acceptance by e-mail to the e-mail addresses of the Administrative Agent and Lenders set forth on their respective signature pages hereof within eight (8) hours of such oral acceptance, the Fixed Rate shall apply and the Administrative Agent shall promptly (but in no event later than 24 hours thereafter) confirm such agreement in writing.  For the avoidance of doubt, if the Borrower does not agree to such Fixed Rate Quote during such telephone call, the Fixed Rate Quote shall not be applicable to the Loans, which shall continue to bear interest at the Floating Rate.  If the Borrower has agreed to a Fixed Rate Quote in connection with the initial funding of the Loan, then the Notice of Borrowing to be delivered by the Borrower pursuant to Section 1.2(a) shall confirm that the Loan shall be a Fixed Rate Loan and shall bear interest on the unpaid principal amount thereof at a rate equal to such Fixed Rate Quote. If the Borrower has agreed to a Fixed Rate Quote during the first calendar year after the Closing Date, then the Loan shall bear interest at the Fixed Rate beginning on the first day of the next Interest Period or, at the Borrower’s option, the tenth (10th) Business Day following the Borrower’s delivery of the Fixed Rate Notice; provided, however, that if such tenth (10th) Business Day is not the first day of the next Interest Period, the Borrower shall compensate each Lender for any LIBOR Breakage Costs which that Lender may sustain in connection therewith.

Section 2.2                                      Interest Payments.  Interest on the Loan shall be payable in arrears on the last day of each Interest Period, upon any prepayment of the Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

Section 2.3                                      Default Rate.  Notwithstanding Section 2.2, the Borrower shall pay the Administrative Agent for account of the Lenders or an Agent, as the case may be, on demand interest on any principal, interest or other amount not paid hereunder, under any Loan or under any other Transaction Document when due at a rate per annum that is equal to the lesser of (a)  2% per annum in excess of the interest rate otherwise payable under this Agreement and (b) the maximum interest rate permitted under applicable law (the “Default Rate”).

Section 2.4                                      Computation of Interest.  Interest on the Floating Rate Loan (and all other amounts on which it may accrue hereunder) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which such amount accrues.  Interest on the Fixed Rate Loan shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1                                      Representations and Warranties.  The Borrower represents and warrants to each Agent and Lender that:

(a)                 Organization; Powers.  The Borrower was duly incorporated and is validly existing and in good standing under the laws of jurisdiction of its incorporation, has all requisite corporate power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b)                Authorization; Enforceability.  The execution and delivery of the Transaction Documents by the Borrower and the performance by the Borrower of its obligations thereunder are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action of Borrower and do not require any stockholder approval or approval or consent of any trustee or holder of indebtedness or obligations of the Borrower except such as have been duly obtained.  This Agreement has been duly executed and delivered by the Borrower and the other Transaction Documents will be duly executed and delivered by the Borrower when required by this Agreement.  This Agreement constitutes, and each of the other Transaction Documents when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)                 No Violation.  The execution and delivery by the Borrower of the Transaction Documents and the performance by the Borrower of its obligations thereunder do not and will not (a) violate any provision of the Certificate of Incorporation or By-Laws of the Borrower, (b) violate any law applicable to or binding on the Borrower or (c) violate or constitute a default under, or result in the creation of any Lien (other than as permitted under the Mortgage) upon the Aircraft under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which the Borrower is party or by which the Borrower or any of its properties is bound, provided, however, that the grant by the Borrower to the Security Trustee of a Lien in certain after-acquired property of the type described in clause (4) of Section 2.01 of the Mortgage may require the consent of lenders under third-party loan agreements to which the Borrower is a party, which consent shall be obtained by the Borrower prior to the Borrower having any rights in such after-acquired property.

(d)                Governmental Approvals.  The execution and delivery by the Borrower of the Transaction Documents and the performance by the Borrower of its obligations thereunder do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, any Government Entity, other than the filings, registrations and recordations referred to in Section 3.1(l), filings required under the Mortgage and filings, recordings, notices or other ministerial actions pursuant to any routine recording, contractual or regulatory requirements applicable to it.

(e)                 Litigation.  No investigation, action, claim or proceeding is now pending or, to the Actual Knowledge of the Borrower, threatened against the Borrower before any court, governmental body, arbitration board, tribunal or administrative agency, that would reasonably be expected to materially adversely affect Borrower’s ability to perform its obligations under the Transaction Documents.

(f)                   Financial Condition.  (i) The audited consolidated balance sheet of the Parent as of the end of its most recent fiscal year included in its most recent Annual Report on Form 10-K filed by the Parent with the SEC, and the related statements of operations and cash flows for the year then ended included therein have been prepared in accordance with GAAP (except as indicated in the footnotes thereto) and fairly present in all material respects the consolidated financial condition of the Parent as of such date and the results of its consolidated operations and cash flows for such period, and since the date of such balance sheet there has been no Material Adverse Change.  The consolidated balance sheet of the Parent as of the end of its most recent fiscal quarter included in its most recent Quarterly Report on Form 10-Q filed with the SEC after such Annual Report on Form 10-K, if any, and the related consolidated statement of operations and cash flows for the periods then ended included therein have been prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and fairly present in all material respects the consolidated financial condition of the Parent as of such date and the results of its consolidated operations and cash flows for such periods.

(ii)                                  The unaudited consolidated balance sheet of the Borrower as of the end of its most recent fiscal year furnished by the Borrower pursuant to Section 4.1(a)(i), and the related statements of operations and cash flows for the year then ended included therein fairly present in all material respects the consolidated financial condition of the Borrower as of such date and the results of its consolidated operations and cash flows for such period, and since the date of such balance sheet there has been no Material Adverse Change.

(g)                No Event of Default.  No Event of Default has occurred and is continuing.

(h)                Investment Company Status.  The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(i)                    Use of Proceeds.  No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations U or X of the Board of Governors of the Federal Reserve System.

(j)                    Licenses, Permits, etc.  The Borrower is a Certificated Air Carrier and holds all licenses, permits and franchises from the appropriate Governmental Authorities necessary to authorize the Borrower to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not give rise to a Material Adverse Change.

(k)                 Cape Town.  The Borrower is a Transacting User Entity; is “situated”, for the purposes of the Cape Town Treaty, in the United States; and has the power to “dispose” (as such term is used in the Cape Town Treaty) of the Airframe and each Engine.  The Aircraft Bill of Sale for the Airframe and Engines constitutes a “contract of sale” (as defined in the Cape Town Treaty) and the Mortgage, as supplemented by the Mortgage Supplement in which such Airframe and Engines are listed, creates an International Interest in such Airframe and Engines.  The Airframe and each Engine are “aircraft objects” (as defined in the Cape Town Treaty); and the United States is a Contracting State under (and as defined in) the Cape Town Treaty.

(l)                    Filings.  Except for (i) the filing with the FAA of the FAA Application for Registration and the registration of the Aircraft in the name of the Borrower with the FAA pursuant to the Act, (ii) the filing with the FAA of the FAA Bill of Sale, (iii) the filing for recordation (and recordation) with the FAA of the FAA Filed Documents, (iv) the filing with the FAA pursuant to the FAA Regulations of an AC Form 8050-135 with respect to the International Interests of the Security Trustee in the Airframe and Engines, (iv) the registration of any International Interests with the International Registry, (v) the filing of the Financing Statements (and continuation statements relating thereto at periodic intervals) with respect to the Aircraft, and (vi) the affixation of the nameplates with respect to the Aircraft referred to in Section 3.02(g) of the Mortgage, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the UCC) is necessary in order to establish and perfect the Security Trustee’s security interest under the Mortgage in the Aircraft as against the Borrower and any other Person, in each case, in any applicable jurisdiction in the United States.

(m)              Location.  The location (as such term is used in Section 9-307 of the New York UCC) of the Borrower is the State of Delaware.

(n)                No Event of Loss.  As of the Closing Date, no Event of Loss has occurred with respect to the Aircraft, and, to the Actual Knowledge of the Borrower, as of the Closing Date no circumstance, condition, act or event has occurred that, with the giving of notice or lapse of time or both gives rise to or constitutes an Event of Loss with respect to the Aircraft.

(o)                Section 1110.  Upon consummation of the Closing, the Security Trustee will be entitled to the benefits of 11 USC §1110 (as currently in effect) with respect to the Aircraft in the event of a case under chapter 11 of the Bankruptcy Code in which Borrower is a debtor.

(p)                Title.  Upon consummation of the Closing, the Borrower will have good title to the Aircraft free and clear of all Liens other than Permitted Liens.

(q)                German Money Laundering Act.  In connection with the transactions contemplated by this Agreement, the Borrower is acting on its own behalf.

ARTICLE IV

COVENANTS

Section 4.1                                      Covenants of the Borrower.  The Borrower shall comply with the following covenants and agreements, unless the Majority Lenders shall otherwise consent:

(a)                 Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender, to the extent such materials are not made available through the EDGAR system:

(i)                  within 120 days after the end of each fiscal year of the Parent, (x) consolidated audited statements of income and cash flows and a consolidated statement of stockholders’ equity of the Parent, and (y) consolidated unaudited statements of income and cash flows and a consolidated statement of stockholders’ equity of the Borrower and, in each case, their respective Subsidiaries for such year, and a consolidated balance sheet of the Parent, the Borrower and their respective Subsidiaries as at the end of such year, setting forth in comparative form corresponding consolidated figures from the preceding annual audit, in the case of the Borrower, in comparative form corresponding consolidated figures from the preceding annual unaudited financial statements, all in reasonable detail. The Parent’s annual consolidated financial statements shall be reported on by independent public accountants of recognized national standing selected by the Parent to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent on a consolidated basis in accordance with GAAP;

(ii)               within 90 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, consolidated statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and presenting fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis and, in the case of the Parent and its Subsidiaries, in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)            concurrently with any delivery of financial statements under clause (i) above, a certificate of an officer of the Borrower certifying as to whether the Borrower has Actual Knowledge that an Event of Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and

(iv)           promptly following any reasonable request therefor, such other non-confidential information that is of the kind that would generally be made available by the Borrower upon request by a secured lender regarding the Aircraft, the operations, business affairs and financial condition of the Borrower, or compliance with the terms of the Transaction Documents, as the Security Trustee, the Administrative Agent or any Lender may reasonably request.

(b)                Existence; Conduct of Business.  The Borrower will at all times remain a Certificated Air Carrier and do or cause to be done all things necessary to preserve and maintain its legal existence; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 4.1(c).

(c)                 Mergers and Consolidations.  The Borrower will not consolidate with or merge into any other Person or convey, transfer or lease in one or more transactions all or substantially all of its assets as an entirety to any Person unless:

(i)                  the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance, transfer or lease substantially all of the assets of the Borrower as an entirety (the “Successor”) shall be a corporation or limited liability company organized, existing and in good standing under the laws of the United States, any State thereof or the District of Columbia and, upon consummation of such transaction, such Person will be a Certificated Air Carrier;

(ii)               the Successor shall execute and deliver to the Security Trustee a duly authorized, legal, valid, binding and enforceable agreement in form and substance reasonably satisfactory to the Security Trustee containing an assumption by the Successor of the due and punctual performance and observance of each covenant, agreement and condition of the Transaction Documents to be performed or observed by the Borrower;

(iii)            immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing;

(iv)           all filings shall have been made as shall be necessary to provide for the registration of the Aircraft in the name of the Successor and to preserve the perfection of the Lien of the Mortgage on the Aircraft on a first priority (subject to Permitted Liens) and perfected basis;

(v)              the Successor shall have a tangible net worth equal to or greater than the tangible net worth of the Borrower immediately prior to such transaction; and

(vi)           promptly after the consummation of such transaction, the Borrower shall deliver to the Security Trustee a certificate of the Secretary or an Assistant Secretary of Borrower certifying as to Borrower’s compliance with the conditions of this Section 4.1(c) and an opinion of  in-house counsel to the Borrower(which may rely on opinions of other counsel) as to Borrower’s compliance with Sections 4.1(c)(i), 4.l(c)(ii) and 4.1(c)(iv).

Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Borrower as an entirety in accordance with this Section 4.1(c), the Successor shall succeed to, and be substituted for, and may exercise every right and power of and shall perform all obligations, liabilities, covenants or undertakings of, the Borrower under this Agreement and the other Transaction Documents with the same effect as if such Person had been named as the Borrower herein and therein.

(d)     Delivery of Post-Registration FAA Opinion.  Promptly upon the registration of the Aircraft and the recording of the Mortgage and the Mortgage Supplement covering the Aircraft pursuant to the Act, the Borrower will cause McAfee & Taft, special FAA counsel in Oklahoma City, Oklahoma, to deliver to the Agents, each Lender and the Borrower a favorable opinion addressed to each of them as to such registration and recordation and the lack of filing of any intervening documents creating a Lien with respect to the Aircraft.

(e)      Annual Maintenance Certificate.  On or prior to the first anniversary of the Closing Date, and each subsequent anniversary of the Closing Date thereafter, the Borrower shall deliver to the Security Trustee an Officer’s Certificate of the Borrower certifying that the Aircraft is being maintained in accordance with the Mortgage, the registration of the Aircraft has not lapsed and there are no Liens of record filed against the Aircraft at the FAA other than the Lien of the Mortgage and Permitted Liens.

(f)      German Money Laundering Act.  The Borrower will promptly submit to the Administrative Agent such information and documents as the Administrative Agent may reasonably request in writing in order to comply with its obligations to prevent money laundering and to conduct ongoing monitoring of the business relationship with the Borrower.  The information and documents to be submitted upon such request include, but are not limited to:

(i)      such information and documents as may be necessary in order to establish and verify the identity of the person(s) on the Borrower’s board of directors and the identity of any other person(s) owning more than ten percent (10%) of the Borrower’s securities having ordinary voting power for the election of members to the Borrower’s board of directors; and

(ii)     promptly following the Borrower becoming aware of such matters, any changes to the person(s) on the Borrower’s board of directors and of any new person(s) owning more than ten percent (10%) of the Borrower’s securities having ordinary voting power for the election of members to the Borrower’s board of directors, it being understood and agreed that the Borrower shall be deemed to have provided the notification required hereunder upon such information becoming available on the EDGAR System with respect to the Borrower or Parent and that any filings on the EDGAR System relating to changes in the person(s) on Parent’s board of directors shall be deemed notification hereunder of a corresponding change to the Borrower’s board of directors.

[**]

ARTICLE V

CERTAIN INCREASED COSTS

Section 5.1             Increased Costs.  The Borrower shall pay to each affected Lender from time to time such amounts as may be necessary to compensate such Lender on an After-tax Basis for any increased costs incurred by such Lender which are attributable to its making or maintaining the Floating Rate Loan or entering into or performing its Swap Transaction and making or maintaining the Fixed Rate Loan hereunder or its obligation to make the Floating Rate Loan or to enter into a Swap Transaction and to make the Fixed Rate Loan hereunder, or any reduction in any amount receivable by such Lender under this Agreement in respect of the Floating Rate Loan or its Swap Transaction and the related Fixed Rate Loan or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the Closing Date in U.S. federal, state, municipal, or foreign or international (including the European Union) laws or regulations (including Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Closing Date of any interpretations, directives, or requirements applying to a class of banks including such Lender under any U.S. federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law, but in respect of which compliance by banks or other financial institutions in the relevant jurisdiction is generally customary) by any court, central bank or monetary authority charged with the interpretation or administration thereof (a “Regulatory Change”), which: (1) changes the basis of taxation of any amounts payable to such Lender under this Agreement in respect of the Floating Rate Loan or its Swap Transaction and the related Fixed Rate Loan (other than Excluded Taxes and United States withholding taxes); or (2) imposes or modifies any reserve, special deposit, compulsory loan or similar requirements relating to any extensions of credit or other assets of, or any deposits with other liabilities of, such Lender (including the Floating Rate Loan or any deposits referred to in the definition of LIBOR Rate or related definitions) which is not otherwise included in the determination of the LIBOR Rate or the Fixed Rate hereunder; provided that the foregoing shall not apply to application of the capital adequacy rules commonly known as the Basel II Accord (the “Basel II Accord”), as in effect on the Closing Date.

Each Lender will notify the Borrower of any event occurring after the Closing Date that will entitle such Lender to compensation pursuant to this Section 5.1 as promptly as practicable, but in any event within 60 days, after such Lender obtains Actual Knowledge thereof; provided, however, that if any Lender fails to give such notice within 60 days after it obtains Actual Knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 5.1 in respect of any costs resulting from such event, be entitled to payment under this Section 5.1 only for costs incurred from and after the date 60 days prior to the date that such Lender does give such notice.  Such notice shall describe in reasonable detail the calculation of the amounts owed under this Section and shall certify to the Borrower that similarly situated borrowers, if any (as determined by such Lender), are being charged such amounts by such

Lender, but such Lender is not obligated to disclose any confidential internal data.  Determinations by a Lender for purposes of this Section 5.1 of the effect of any Regulatory Change on its costs of making or maintaining the Floating Rate Loan or entering into or performing its Swap Transaction and making or maintaining Fixed Rate Loan or on amounts receivable by it in respect of the Floating Rate Loan or Swap Transaction and the related Fixed Rate Loan, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be conclusive evidence of the amounts owed under this Section 5.1, absent manifest error.  The Lender shall have no right to, and the Borrower shall have no obligation to pay, any indemnification for any increased costs imposed as a result of any Lender’s voluntary relocation of the Loan.  Each Lender will take reasonable action to mitigate any claim made on this Section 5.1.

Section 5.2             Capital Adequacy; Liquidity Requirements.  If (1) the adoption, after the Closing Date, of any applicable governmental law, rule or regulation regarding the requirement to maintain liquidity or liquid assets in respect of a Lender’s obligation to make or maintain any Loan, (2) any change, after the Closing Date, in the interpretation or administration of any such law, rule or regulation by any central bank or other Government Entity charged with the interpretation or administration in respect of (x) the matters described in clause (1) above or (y) the Basel II Accord, including any amendments, supplements or modifications thereto but excluding, for the avoidance of doubt, implementation thereof or (3) compliance by a Lender or any corporation or bank controlling a Lender with any applicable guideline or request of general applicability, issued after the Closing Date, by any central bank or other Government Entity (whether or not having the force of law, but in respect of which compliance by banks or other financial institutions in the relevant jurisdiction is generally customary) that constitutes a change of the nature described in clause (2) above, has the effect of (x) requiring an increase in the amount of capital or liquid assets required to be maintained by a Lender or any corporation or bank controlling a Lender or (y) reducing the rate of return on assets or capital of such Lender (or such corporation or bank) and such adoption, change or compliance, as the case may be, relates to a category of claims or assets that includes such Lender’s Floating Rate Loan or Swap Transaction and the related Fixed Rate Loan, the Borrower shall pay to such Lender from time to time such additional amount or amounts as are necessary to compensate such Lender for such portion of such increase or reduction as shall be reasonably allocable to such Lender’s Floating Rate Loan or Swap Transaction and the related Fixed Rate Loan or obligations to the Borrower hereunder.  For the avoidance of doubt, the proposals contemplated by the Consultative Documents issued by The Basel Committee on Banking Supervision entitled “Strengthening the resilience of the banking sector” and “International framework for liquidity risk measurement, standards and monitoring,” each dated December 2009, relating to liquidity requirements commonly known as Basel III will not be treated, for purposes of determining whether a Lender is entitled to compensation under this Section 5.2, as having been adopted or having come into effect before the date hereof, which rules shall be determined to be adopted only when the national banking authorities, or other relevant administrative or legislative bodies having primary jurisdiction or regulatory authority over such Lender, adopt Basel III in the primary jurisdiction of such Lender.

Each Lender will notify the Borrower of any event occurring after the Closing Date that will entitle such Lender to compensation pursuant to this Section 5.2 as promptly as practicable, but in any event within 60 days, after such Lender obtains Actual Knowledge thereof; provided, however, that if any Lender fails to give such notice within 60 days after it obtains Actual Knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 5.2 in respect of any costs resulting from such event, be entitled to payment under this Section 5.2 only for costs incurred from and after the date 60 days prior to the date that such Lender does give such notice.  Such notice shall describe in reasonable detail the calculation of the amounts owed under this Section, but are not obligated to disclose any confidential internal data.  Determinations by a Lender for purposes of this Section 5.2 of the effect of any increase in the amount of capital required to be maintained by the bank and of the amount allocable to such Lender’s obligations to the Borrower hereunder shall be conclusive evidence of the amounts owed under this Section 5.2, absent manifest error.  Such Lender shall have no right to receive, and the Borrower shall have no obligation to pay, any indemnification for any amounts due under this Section 5.2 imposed solely as a result of any Lender’s voluntary relocation of the Loan.

Section 5.3             Withholding of Taxes.

(a)      Payments to Be Free and Clear.  All sums payable by the Borrower under this Agreement and the other Transaction Documents to each Lender and the Agents shall (except to the extent required by applicable law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within any jurisdiction or by or within any political subdivision or taxing authority thereof or therein with respect to such payments.

(b)     Grossing-up of Payments.  If the Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax (other than Excluded Taxes) from any sum paid or payable by the Borrower to an Agent or any Lender under any of the Transaction Documents:

(i)      the Borrower shall notify the Administrative Agent and the Security Trustee in writing of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

(ii)     the Borrower shall pay any such Tax before the date on which any interest, addition to Tax or penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on an Agent or such Lender, as the case may be) on behalf of and in the name of the applicable Agent or such Lender;

(iii)    the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the applicable Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been made; and

(iv)    within 45 days after paying any sum from which it is required by law to make any deduction or withholding, and within 45 days after the due date of payment of any Tax which it is required by this clause (b) to pay, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

The Borrower shall indemnify each Lender, each Agent, and their successors, assigns and Affiliates for the full amount of Taxes of any kind imposed on amounts payable under this Section 5.3 by the Lender or the Agent (as the case may be); provided, however, that the indemnification obligation provided for in this Section 5.3(b) shall not extend to Taxes imposed for which the Lender or Agent to whom the indemnification payment otherwise would be made would not have been eligible to receive payment of additional amounts under Section 5.3(b)(iii) or to the extent that such Lender or Agent received payment of additional amounts under Section 5.3(b)(iii) with respect to such amounts.   Notwithstanding the foregoing provisions of this Section 5.3(b), no additional amount shall be required to be paid to any Lender under clause (iii) above in respect of United States federal income tax except to the extent that such obligation to deduct or withhold such taxes results from a change, after the Closing Date, in applicable law, treaty, or governmental rule, regulation or order, or any change in the official interpretation, administration or application thereof (other than any addition of or change with respect to any “anti-treaty shopping,” “limitation of benefits” or similar provision affecting eligibility for benefits under any treaty) (a “Change in Law”).

(c)      Evidence of Exemption from U.S. Withholding Tax.

(i)      Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (for purposes of this Section 5.3(c), a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Borrower, on or prior to the date of this Agreement (in the case of each Lender listed on the signature pages hereof) or, absent a Change in Law, on or prior to the date of the Transfer Supplement pursuant to which it becomes a Lender (in the case of each other Lender), (x) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Code or the regulations issued thereunder to establish that such Lender is entitled to any available reduction in or exemption from United States federal income tax with respect to any payments to such Lender of principal, interest, fees or, other amounts payable under any of the Transaction Documents or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code and is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN claiming exemption under a treaty or W-8ECI, pursuant to clause (x) above, a Certificate re Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Transaction Documents.

(ii)     Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to Section 5.3(c)(i) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances (other than, unless notified by the Borrower, a change in applicable United States law, including United States income tax conventions and treaties) renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall, upon two (2) Business Days prior notice (x) deliver to the Administrative Agent for transmission to the Borrower two (2) new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP or W-8IMY, or a Certificate re Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to any available exemption from or reduction in United States federal income tax with respect to payments to such Lender under the Transaction Documents or (y) notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 5.3(c).

(iii)    The Borrower shall not be required to pay any additional amount to any Non-US Lender under clause (iii) of Section 5.3(b) if such Lender shall have failed to satisfy the requirements of clause (i) or (ii)(x) of this Section 5.3(c); provided that if such Lender shall have satisfied the requirements of Section 5.3(c)(i) on the date such Lender becomes party to this Agreement, nothing in this Section 5.3(c)(iii) shall relieve the Borrower of its obligation to pay any additional amounts pursuant to Section 5.3(b) in the event that, as a result of any Change in Law, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in Section 5.3(c)(i) or (ii).

(iv)    If the Borrower pays any additional amount under this Section 5.3 to a Lender and such Lender determines in its good faith discretion that it has actually realized in connection therewith an overall net benefit due to any refund or any reduction of, or credit against, its Tax liabilities in any taxable year, provided no Event of Default shall have occurred and be continuing, such Lender shall pay to the Borrower an amount that the Lender shall, in its good faith discretion, determine is equal to such overall benefit which was obtained by the Lender in such year as a consequence of such refund, reduction or credit realized in connection with the payment of such additional amount; provided, however, that the Borrower, upon the request of the Lender, agrees that it shall repay the amount paid over to the Borrower by the Lender if the Lender is required to repay such refund to such taxing authority or such credit is subsequently denied.  Nothing contained in this Section 5.3(c)(iv) shall be construed as requiring any Lender to conduct its business or arrange or alter in any respect its tax or financial affairs so that it is entitled to receive a refund, reduction or credit or shall require any Lender to provide to the Borrower or its agents copies of any tax returns or other information with respect to the income, assets or operations attesting to such Lender’s determination.

(d)           Notwithstanding anything to the contrary in this Agreement, the Borrower shall have no obligation to make a payment to any Lender under Section 5.3(b) hereof with respect to any Taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that the Borrower was required to make a payment under Section 5.3(b) in respect of such Taxes to or for the benefit of such Lender’s transferor or assignor (if any) at the time of assignment.

Section 5.4             Stamp Taxes.  In addition, the Borrower agrees to pay any present or future stamp or documentary Taxes or any other license, excise or property Taxes (other than Excluded Taxes and other than Taxes imposed as a result of a transfer of any interest in a Loan, unless such transfer is in connection with the exercise of remedies in connection with an Event of Default or at request of the Borrower) which arise from any payment made hereunder or under any other Transaction Document or from the execution, delivery or registration of or otherwise with respect to this Agreement or any other Transaction Document.

Section 5.5             General Indemnity.  (a)  Indemnity.  Borrower shall indemnify, protect, defend and hold harmless each Indemnitee from, against and in respect of, and shall pay on an After-tax Basis, any and all Expenses of any kind or nature whatsoever that may be imposed on, incurred by or asserted against any Indemnitee, relating to, resulting from, or arising out of or in connection with, any one or more of the following:

(i)      the Transaction Documents, the transactions contemplated thereby, and the enforcement of any of the terms thereof;

(ii)     the Aircraft, the Airframe, any Engine or any Part, including, without limitation, with respect thereto, (i) the manufacture, design, purchase, acceptance, non-acceptance or rejection, ownership, registration, re-registration, deregistration, delivery, non-delivery, lease, sublease, possession, use or non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, storage, airworthiness, replacement, repair, sale, substitution, return, abandonment, redelivery, registration, re-registration, or other disposition of the Aircraft, any Engine or any Part, including latent or other defects, whether or not discoverable (ii) any claim or penalty arising out of violations of applicable laws by Borrower (or any Permitted Lessee), (iii) tort liability, whether or not arising out of the negligence of any Indemnitee (whether active, passive or imputed), (iv) death or property damage of passengers, shippers or others, (v) environmental control, noise or pollution, (vi) any Liens in respect of the Aircraft, any Engine or any Part and (vii) patent, trademark or copyright infringement to the extent the Borrower has claims against the Airframe Manufacturer or Engine Manufacturer for such amounts; and

(iii)    any breach of or failure to perform or observe, or any other noncompliance with, any covenant or agreement or other obligation to be performed by Borrower under any Transaction Document, or the falsity of any representation or warranty of Borrower in any Transaction Document.

(b)     Exceptions.  Notwithstanding anything contained in Section 5.5(a), Borrower shall not be required to indemnify, protect, defend and hold harmless any Indemnitee pursuant to Section 5.5(a) in respect of any Expense of such Indemnitee:

(i)      for any Taxes or any loss of a Tax benefit, except as otherwise provided in Sections 5.1, 5.2, 5.3 and 5.4 hereof; provided, however, this Section 5.5(b)(i) shall not apply to any Taxes taken into account in making any payment on an After-tax Basis;

(ii)     acts or events (other than acts or events related to the performance or failure to perform by Borrower of its obligations pursuant to the terms of the Transaction Documents) that occur after the Security Trustee is required to release the Collateral from the Lien of the Mortgage pursuant to Section 9.01 of the Mortgage, except to the extent attributable to acts or events occurring prior thereto;

(iii)    to the extent attributable to any assignment or other transfer of any interest in the Loan unless at the direction of the Borrower;

(iv)    to the extent attributable to the gross negligence or willful misconduct of any Indemnitee (other than gross negligence or willful misconduct imputed to such person solely by reason of its interest in the Aircraft or the Transaction Documents);

(v)     to the extent attributable to the incorrectness or breach of any representation or warranty of any Indemnitee contained in or made pursuant to any Transaction Document;

(vi)    to the extent attributable to the failure by any Indemnitee to perform or observe any agreement, covenant or condition on its part to be performed or observed in any Transaction Document;

(vii)   to the extent attributable to the offer or sale by any Indemnitee of any interest in the Aircraft, the Loan in violation of applicable federal, state or foreign securities laws (other than any violation thereof caused by the acts or omissions of Borrower);

(viii)  to the extent attributable to the failure of an Agent to distribute funds received and distributable by it in accordance with the Transaction Documents;

(ix)    to the extent attributable to the authorization or giving or withholding by such Indemnitee of any amendments, supplements, waivers or consents with respect to any Transaction Document other than (A) such as have been requested by Borrower or (B) as are required by or made pursuant to the terms of the Transaction Documents;

(x)     to the extent attributable to any amount which any Indemnitee expressly agrees in writing to pay or such Indemnitee expressly agrees in writing shall not be paid by or be reimbursed by Borrower;

(xi)    to the extent that it is an ordinary and usual internal operating or overhead expense;

(xii)   if another provision of a Transaction Document specifies the extent of Borrower’s responsibility or obligation with respect to such Expense, to the extent of such Expense (in which case such other provision shall govern); and

(xiii)  to the extent incurred by or asserted against an Indemnitee as a result of any “prohibited transaction”, within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code, attributable to a breach by a Lender of its covenant in Section 9.4(c) of this Agreement.

(c)      Separate Agreement.  This Section 5.5 constitutes a separate agreement with respect to each Indemnitee and is enforceable directly by each such Indemnitee.

(d)     Notice.  If a claim for any Expense that an Indemnitee shall be indemnified against under this Section 5.5 is made, such Indemnitee shall give prompt written notice thereof to Borrower.  Notwithstanding the foregoing, the failure of any Indemnitee to notify Borrower as provided in this Section 5.5 shall not release Borrower from any of its obligations to indemnify such Indemnitee hereunder, except to the extent that such failure results in an additional Expense to Borrower (in which event Borrower shall not be responsible for such additional Expense) or materially impairs Borrower’s ability to contest such claim or materially increases any liability of the Borrower with respect to such claim.

(e)      Notice of Proceedings; Defense of Claims; Limitations.

(i)      In case any action, suit or proceeding shall be brought against any Indemnitee for which Borrower is responsible under this Section 5.5, such Indemnitee shall promptly notify Borrower of the commencement thereof and Borrower may, at its expense, participate in and to the extent that it shall wish, subject to paragraph (ii) below, assume and control the defense thereof and settle or compromise the same.

(ii)     Borrower or its insurer(s) shall have the right, at its or their expense, to investigate and, if Borrower or its insurer(s) shall have acknowledged in writing that it is obligated to indemnify the relevant Indemnitee for any Expense the subject of any action, suit or proceeding (provided that the Borrower and its insurers will not be bound by its acknowledgment of its obligation to indemnify if such action, suit or proceeding has been resolved with a judicial decision demonstrating that the Borrower and/or its insurers have no liability under this Section 5.5), control the defense of, any action, suit or proceeding, relating to any Expense for which indemnification is sought pursuant to this Section 5.5, and each Indemnitee shall cooperate with Borrower or its insurer(s) with respect thereto; provided, that Borrower shall not be entitled to control the defense of any such action, suit, proceeding or compromise any such Expense (x) during the continuance of any Event of Default, (y) if such proceedings would entail a material risk of the sale, forfeiture or loss of the Aircraft, unless fully covered by insurance, or (z) if such proceedings would likely involve the imposition of criminal liability or any material civil liability on such Indemnitee.  In connection with any such action, suit or proceeding being controlled by Borrower or its insurers, such Indemnitee shall have the right to participate therein, at its sole cost and expense, with counsel reasonably satisfactory to Borrower; provided, that such Indemnitee’s participation does not, in the reasonable opinion of the independent counsel appointed by the Borrower or its insurers to conduct such proceedings, interfere with the defense of such case.

(iii)    In no event shall any Indemnitee enter into a settlement or other compromise with respect to any Expense without the prior written consent of Borrower.  Notwithstanding the foregoing, an Indemnitee may settle or compromise any Expense without the consent of the Borrower even if such consent is required pursuant to the provisions of this paragraph (iii) if (x) such Indemnitee waives its rights to be indemnified with respect to such Expenses under this Section 5.5 and repays to the Borrower any Expenses previously paid by the Borrower to such Indemnitee in connection therewith or (y) an Event of Default described in Sections 7.1(e) and (f) has occurred and is continuing unless the Borrower, within 45 days of such Indemnitee’s request, shall have obtained a final, non-appealable order from the court presiding over the case in which the Borrower is debtor, authorizing current payment of the indemnification claim as an expense of administration, or (z) such Expense involves the imposition of criminal liability on such Indemnitee unless, in the opinion of independent counsel reasonably acceptable to the Borrower and engaged by such Indemnitee, the defense that the Borrower proposes to pursue is reasonably likely to succeed and the Borrower or its insurer diligently pursues such defense.

(iv)    In the case of any Expense indemnified by the Borrower hereunder which is covered by a policy of insurance maintained by Borrower pursuant to the Mortgage, at Borrower’s expense, each Indemnitee agrees to cooperate with the insurers in the exercise of their rights to investigate, defend or compromise such Expense as may be required to retain the benefits of such insurance with respect to such Expense.

(v)     If an Indemnitee is not a party to this Agreement, Borrower may require such Indemnitee to agree in writing to the terms of this Section 5.5 prior to making any payment to such Indemnitee under this Section 5.5.

(vi)    Nothing contained in this Section 5.5 shall be deemed to require an Indemnitee to contest any Expense or to assume responsibility for or control of any judicial proceeding with respect thereto.

(f)      Information.  Borrower will provide the relevant Indemnitee with such information not within the control of such Indemnitee, as is in Borrower’s control or is reasonably available to Borrower, which such Indemnitee may reasonably request and will otherwise cooperate with such Indemnitee so as to enable such Indemnitee to fulfill its obligations under Section 5.5.  The Indemnitee shall supply Borrower with such information not within the control of Borrower, as is in such Indemnitee’s control or is reasonably available to such Indemnitee, which Borrower may reasonably request to control or participate in any proceeding to the extent permitted by Section 5.5.

(g)     Effect of Other Indemnities; Subrogation; Further Assurances.  To the extent that an Expense indemnified by the Borrower under this Section 5.5 is in fact paid in full by the Borrower and/or an insurer under a policy of insurance maintained by the Borrower, the Borrower and/or such insurer, as the case may be, shall be subrogated to the rights and remedies of the Indemnitee on whose behalf such Expense was paid (other than rights of such Indemnitee under insurance policies maintained at its own expense) with respect to the transaction or event giving rise to such Expense.  Each Indemnitee will give such further assurances or agreements and cooperate with Borrower to permit Borrower to pursue such claims, if any, to the extent reasonably requested by Borrower and at Borrower’s expense.

(h)     Primary Obligor.  The Borrower’s obligations under this Section 5.5 shall be those of a primary obligor whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of this Loan Agreement, or any other document or instrument, and the Person seeking indemnification from the Borrower pursuant to any provision of this Loan Agreement may proceed directly against the Borrower without first seeking to enforce any other right of indemnification.

(i)       Waiver of Certain Claims.  The Borrower hereby waives and releases any Expense now or hereafter existing against any Indemnitee arising out of death or personal injury to personnel of the Borrower, loss or damage to property of the Borrower, or the loss of use of any property of the Borrower, which results from or arises out of the condition, use or operation of the Aircraft, including, without limitation, any latent or patent defect whether or not discoverable.

(j)       Refunds.  If an Indemnitee receives any payment, in whole or in part, with respect to any Expense paid by the Borrower or its insurers hereunder, such Indemnitee shall promptly pay the amount so received (but not an amount in excess of the amount the Borrower or any of its insurers has paid in respect of such Expense) over to the Borrower unless an Event of Default shall have occurred and be continuing, in which case such amounts shall be paid over to the Security Trustee to hold as security for Borrower’s obligations under the Transaction Documents or, if requested by Borrower, applied to satisfy such obligations.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1             Conditions to the Loan.  The obligation of each Lender to advance its Commitment Share is subject to the fulfillment, prior to or on the Closing Date, of the following conditions precedent:

(a)           The Security Trustee shall have received the following documents (with a copy for the Administrative Agent and each Lender):

(i)      an executed counterpart of this Agreement;

(ii)     an executed counterpart of the Mortgage;

(iii)    the Mortgage Supplement with respect to the Aircraft;

(iv)    an executed counterpart of the Fee Letter;

(v)     an executed counterpart of the Agents’ Fee Letters;

(vi)    the broker’s report and insurance certificate required by Section D of Annex B of the Mortgage and (A) certificates of insurance or other evidence reasonably satisfactory to the Lenders evidencing any insurance obtained by the Borrower in accordance with Section F of Annex B of the Mortgage and (B) a copy of the Fleet Schedule Change Report from the FAA evidencing the addition of the Aircraft to the Borrower’s fleet for purposes of the insurance coverage under the policy referenced in Section F of Annex B of the Mortgage;

(vii)   an executed counterpart of the Consent and Agreement;

(viii)  an executed counterpart of the Engine Consent and Agreement;

(ix)    copies of the Bills of Sale with respect to the Aircraft;

(x)     (1) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) the resolutions of the Borrower’s board of directors or executive committee of such board approving the transactions contemplated by this Agreement, (ii) the name and signature of each officer who executes a Transaction Document on the Borrower’s behalf (on which certificate the Agents and each Lender may conclusively rely until a revised certificate is received), (iii) the Borrower’s certificate of incorporation and (iv) a copy of the Borrower’s By-Laws and (2) a good standing certificate of the Borrower from the Secretary of State of the State of Delaware;

(xi)    an Officer’s Certificate of the Borrower, dated as of the Closing Date, stating that its representations and warranties set forth in Article III of this Agreement are true and correct as of the Closing Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date);

(xii)   the Financing Statements;

(xiii)  the following opinions of counsel, in each case dated the Closing Date and in form and substance reasonably satisfactory to the Lenders:

(A)      an opinion of Akin Gump Strauss Hauer & Feld LLP, special counsel to the Borrower, which opinion shall include matters relating to 11 USC §1110;

(B)       an opinion of in-house counsel to the Borrower;

(C)       an opinion of Borrower’s regulatory counsel;

(D)      an opinion of McAfee & Taft, special FAA counsel in Oklahoma City, Oklahoma;

(E)       an opinion of Ray, Quinney & Nebeker, special counsel to the Security Trustee;

(F)       an opinion of the Borrower’s insurance broker addressed to the Lenders and the Security Trustee (or such other insurance expert reasonably acceptable to the Lenders); and

(xiv)  a copy of a current, valid Standard Certificate of Airworthiness for the Aircraft duly issued by the FAA.

(b)           On the Closing Date, after giving effect to the filing of the FAA Filed Documents and the Financing Statement and the registration of the International Interest of the Security Trustee in the Airframe and each Engine with the International Registry, the Security Trustee under the Mortgage shall have received a duly perfected first priority security interest in all of the Borrower’s right, title and interest in the Aircraft, subject only to Permitted Liens.

(c)           No change shall have occurred after the date of this Agreement in any applicable law that makes it a violation of law for (i) the Borrower, either Agent or any Lender to execute, deliver and perform the Transaction Documents to which any of them is a party or (ii) any Lender to make its Loan.

(d)           On the Closing Date, no event shall have occurred and be continuing, or would result from the mortgage of the Aircraft, which constitutes an Event of Default.

(e)           On the Closing Date, no Material Adverse Change shall have occurred since December 31, 2010, that, in the opinion of the Majority Lenders, is likely to materially impair the Borrower’s ability to perform its obligations under the Transaction Documents.

(f)            No Event of Loss with respect to the Aircraft shall have occurred and no circumstance, condition, act or event that, with the giving of notice or lapse of time or both, would give rise to or constitute an Event of Loss with respect to the Aircraft shall have occurred.

(g)           The Borrower shall have good title to the Aircraft, free and clear of all Liens, except Permitted Liens.

(h)           On the Closing Date (a) the FAA Application for Registration in the name of the Borrower shall have been duly filed (or shall be in the process of being duly filed) with the FAA in accordance with the Act, (b) the FAA Filed Documents shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the FAA in accordance with the Act, (c) each Financing Statement with respect to the Aircraft shall have been duly filed (or shall be in the process of being so duly filed) in the appropriate jurisdiction, (d) AC Form 8050-135 shall have been filed with the FAA pursuant to the FAA Regulations with respect to the Airframe and each Engine as pertains to the International Interest of the Security Trustee therein granted (or to be granted) under the Mortgage, and an authorization code shall have been obtained in respect of each such interest, (e) such International Interest shall have been registered with the International Registry, and there shall exist no other registered International Interest with respect to the Airframe or either Engine on the International Registry, (f) the Bill of Sale shall have been registered with the International Registry as a “contract of sale” and (g) the Security Trustee shall have received, promptly after Closing, a printout of the “priority search certificate” from the International Registry relating to the Airframe and each Engine confirming the foregoing; provided that the Borrower shall not be required to deliver an Irrevocable De-registration and Export Request Authorization.

(i)            No action or proceeding shall have been instituted, nor shall any action be threatened in writing, before any Government Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Government Authority, to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

(j)            The representations and warranties in Article III shall be true and correct in all material respects on and as of the Closing Date (except to the extent such representations and warranties relate solely to an earlier date, in which case they shall be true and correct as of such earlier date).

(k)           On the Closing Date, no LIBOR Market Disruption shall have occurred and be continuing.

(l)            The Borrower shall have paid the Fees due and payable under the Transaction Documents to the Lenders and the Administrative Agent; provided that any upfront fee due and payable by the Borrower to any Lender may be netted from the advance of such Lender’s Commitment Share upon prior written notice to the Borrower.

(m)          The Security Trustee shall have received such other documents, information or evidence as the Security Trustee or the Lenders may reasonably request including, but not limited to, any documents, information or evidence requested by the Security Trustee in order for the Lenders to carry out and be satisfied they have complied with all necessary “know your customer” checks in relation to the Borrower or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents.

(n)           The Borrower shall have provided to the Administrative Agent a copy of the aircraft delivery receipt in respect of the Aircraft, duly signed by the Airframe Manufacturer and the Borrower.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1             Events of Default.  Each of the following events shall constitute an “Event of Default,” whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           The Borrower shall fail to make any payment of principal of or interest on the Loan within three (3) Business Days after the same shall have become due; or

(b)           The Borrower shall fail to pay any other amount payable hereunder or under any other Transaction Document when due and such failure shall continue for a period of ten (10) Business Days from and after the date the Borrower receives written notice that such payment is overdue from either Agent; or

(c)           Any representation or warranty made by the Borrower herein or in the certificate delivered under Section 6.1(a)(vii) or (viii) shall prove to have been untrue in any material respect when made and shall remain materially incorrect and uncured at the time discovered and, if curable, together with its adverse consequences, shall not have been cured within thirty (30) days from and after the date the Borrower receives written notice from either Agent; or

(d)           The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Transaction Document (other than as set forth in Section 7.1(a), (b), (g) or (k)) on its part to be performed or observed and such failure shall remain unremedied for a period of thirty (30) days from and after the Borrower’s receipt of written notice thereof from either Agent, unless the Borrower shall be diligently proceeding to correct such failure, in which case the Borrower shall have sixty (60) days from and after the date of its receipt of written notice thereof from either Agent to correct such failure; or

(e)           The Borrower shall consent to the appointment of or the taking of possession by a receiver, trustee or liquidator of itself or of substantially all of its property, or the Borrower shall admit in writing its inability to pay its debts generally as they come due, or does not pay its debts generally as they become due or shall make a general assignment for the benefit of creditors, or the Borrower shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy laws or other insolvency laws (as in effect at such time), or the Borrower shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other similar law providing for the reorganization or winding-up of corporations (as in effect at such time) or the Borrower’s board of directors shall adopt a resolution authorizing any of the foregoing; or

(f)            An order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Borrower, a receiver, trustee or liquidator of the Borrower or of substantially all of the Borrower’s property, or substantially all of the property of the Borrower shall be sequestered, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed, unstayed and unvacated for a period of 90 days after the date of entry thereof; or a petition against the Borrower in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) is filed and not withdrawn or dismissed within 90 days thereafter; or if, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Borrower, any court of competent jurisdiction assumes jurisdiction, custody or control of the Borrower or of substantially all of the Borrower’s property and such jurisdiction, custody or control remains in force unrelinquished, unstayed and unterminated for a period of 90 days; or

(g)           The Borrower shall fail to carry and maintain, or cause to be carried and maintained, insurance on and in respect of the Aircraft, Airframe or any Engine in accordance with the provisions of Section 3.06 of the Mortgage; or

(h)           An “Event of Default” (as defined in the Related Loan Agreement) or a Related Payment Default shall have occurred and be continuing, in each case so long as all or any combination of Majority Lenders party to this Agreement on the Closing Date (or any Affiliates of such Majority Lenders) are also holding more than 50% of the Related Loan under the Related Loan Agreement; or

(i)            The Borrower ceases to be a Certificated Air Carrier or any such certificate related thereto shall have been suspended or revoked; or

(j)            The Aircraft fails or ceases to be registered with the FAA in the Borrower’s name as a result, directly or indirectly, of the Borrower’s failure to comply with the amendments to 14 C.F.R. Part 47 regarding re-registration and registration renewal of aircraft, which amendments became effective on October 1, 2010; or

(k)           The Borrower shall fail to perform or observe in any material respect any term, covenant or agreement contained in Section 4.1(c); or

(l)            The Security Trustee’s first priority (subject to Permitted Liens) and perfected Lien and International Interest in the Collateral shall cease to exist, or the Mortgage or Mortgage Supplement shall be terminated for any reason or cease to be in full force and effect, in each case, except in accordance with the terms thereof, or the enforceability thereof shall be contested by the Borrower.

then, if an Event of Default referred to in clause (e) or (f) of this Section 7.1 shall have occurred and be continuing, the principal of the Loan then outstanding, together with interest accrued but unpaid thereon, Breakage Costs and all other amounts owing to the Agents and any Lender hereunder or under any other Transaction Document, shall immediately and without further act become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and, if any other Event of Default shall have occurred and be continuing, then the Security Trustee shall, upon request of the Majority Lenders, by notice to the Borrower, declare the unpaid principal of the Loan then outstanding, together with interest accrued but unpaid thereon and all other amounts due to the Agents and any Lender hereunder or under any other Transaction Document, to be forthwith due and payable, whereupon the Loan, all such interest, Breakage Costs and all other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.  In addition to any other remedies available to the Agents and the Lenders under the Transaction Documents or at law or otherwise, if an Event of Default shall have occurred and so long as the same shall be continuing unremedied, then and in every such case, (i) the Security Trustee, acting at the direction of the Majority Lenders, may exercise any or all of the rights and powers and pursue any and all of the remedies set forth in the Mortgage, including all of the rights and remedies of a secured party under the UCC and the Cape Town Treaty and (ii) each Lender may terminate any Swap Transaction to which it is a party.

ARTICLE VIII

THE AGENTS

Section 8.1             Appointment and Authorization.  Each Lender hereby irrevocably designates and appoints Natixis, as the “Administrative Agent” and Wells Fargo Bank Northwest, National Association, as the “Security Trustee” under the Transaction Documents and authorizes each Agent to take such actions and to exercise such powers as are delegated to it thereby and to exercise such other powers as are reasonably incidental thereto.  The parties hereto agree that Wells Fargo Bank Northwest, National Association, in its capacity as Security Trustee acts hereunder solely as security trustee as herein provided and not in its individual capacity.  Neither Agent shall have any duties other than those expressly set forth in a Transaction Document or any fiduciary relationship with any Lender, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against either Agent.  The Agents do not assume, nor shall they be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall an Agent ever be required to take any action which exposes it to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

Section 8.2             Delegation of Duties.  Each Agent may execute any of its duties hereunder through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

Section 8.3             Exculpatory Provisions.  The Administrative Agent, the Security Trustee and their respective directors, officers, agents or employees shall not be liable to any Lender for any action taken or omitted under the Transaction Documents (i) with the consent or at the direction of the Majority Lenders or (ii) in the absence of such Person’s gross negligence or willful misconduct, or simple negligence in the handling of monies.  Neither Agent shall be responsible to any Lender or other Person for any recitals, representations, warranties or other statements made by the Borrower or any of its Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Borrower or any of its Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VI.  Neither Agent shall have any obligation under this Agreement to any Lender to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Borrower or any of its Affiliates.

Section 8.4             Reliance by Agents.  As among each Agent and the Lenders, each Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Borrower or any of its Affiliates), independent accountants and other experts selected by such Agent.  Except as provided in Section 1.4(a), in the case of the Administrative Agent, each Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the requisite Lenders, and assurance of its indemnification, as it deems appropriate.  Subject to Section 9.1, neither Agent shall effect any waiver or grant any consent or make any determination under the Transaction Documents (except as provided in Section 1.4(a)) without the direction of the Majority Lenders.

Section 8.5             Notice of Defaults.  Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default unless it has received notice from any Lender, the other Agent or the Borrower stating that a Default has occurred hereunder and describing such Default.  Promptly upon an Agent receiving notice of the occurrence of any Default, such Agent shall notify each Lender and the other Agent of such occurrence.  Each Agent shall take such action under this Agreement concerning a Default as may be directed by the Majority Lenders (or, if required for such action, all of the Lenders), but until an Agent receives such directions such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Agent deems advisable and in the best interests of the Lenders, provided that in taking action under the Mortgage, the Security Trustee shall in all cases act in accordance with the provisions of the Mortgage.

Section 8.6             Non-Reliance on Agents and Other Lenders; Lender Representations.  Each Lender expressly acknowledges that none of the Administrative Agent, the Security Trustee and their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by an Agent hereafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by such Agent.  Each Lender represents and warrants to each Agent that, independently and without reliance upon such Agent or any other Lender and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items specifically required to be delivered hereunder or, in the case of the Security Trustee, under the Mortgage, neither Agent shall have any duty or responsibility to provide any Lender with any information concerning the Borrower or any of its Affiliates that comes into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.7             Agents and Affiliates.  Each Agent and its Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Affiliates and, in its role as a Lender, if applicable, may exercise or refrain from exercising its rights and powers as if it were not an Agent.

Section 8.8             Indemnification.  Each Lender shall indemnify and hold harmless each Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so pursuant to this Agreement), ratably in accordance with its Ratable Share, from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not such Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against such Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction

Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct, or negligence in the handling of monies, of such Agent or such Person as finally determined by a court of competent jurisdiction), provided that indemnification by the Lenders of the Security Trustee and its officers, directors, employees, representatives and agents with respect to the Mortgage shall be governed by the Mortgage.

Section 8.9             Resignation or Removal of Administrative Agent; Appointment of Successor.  Upon at least 30 days notice to the Borrower, the Security Trustee, and each Lender, the Administrative Agent may resign its position as the Administrative Agent.  In addition, the Majority Lenders may at any time remove the Administrative Agent without cause by an instrument in writing delivered to the Administrative Agent, the Secured Parties and the Borrower.  Such resignation or removal shall not become effective until a successor Administrative Agent acceptable to the Borrower is appointed by the Majority Lenders and has accepted such appointment.  Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any retiring Administrative Agent’s resignation or removal hereunder, the provisions of Article V and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

Section 8.10           No Charges.  The Borrower shall have no obligation to pay the Administrative Agent any fee or other charge for its services under the Transaction Documents or to reimburse any of its expenses, except as otherwise expressly provided in a Transaction Document.

Section 8.11           Mortgage.  For the avoidance of doubt, the parties hereto confirm and agree that the Administrative Agent and the Lenders, through the Security Trustee, are beneficiaries of the Mortgage.

Section 8.12           Administrative Agent’s Account.  (a)  The Administrative Agent shall at all times maintain the Administrative Agent’s Account at a bank in the United States and such account shall at all times be a Dollar denominated account.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Amendments.  Neither this Agreement nor any Loan nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower, the Administrative Agent, the Security Trustee and the Majority Lenders (and the Administrative Agent and Security Trustee shall sign the same if directed to do so by the Majority Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender affected thereby,

(i) extend the final scheduled maturity of the Loan, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, (ii) increase or extend the obligations of any Lender under Section 1.1(a), (iii) amend, modify or waive any provision of this Section 9.1 or Section 9.8, (iv) reduce the percentage specified in the definition of Majority Lenders, (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement except as permitted in accordance with the terms hereof, including Section 4.1(c), or (vi) impair any indemnity under a Transaction Document in favor of such Lender; provided, further, that no such change, waiver, discharge or termination shall without the consent of an Agent, amend, modify or waive any provision of Article VIII as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent.

Section 9.2             Notices.  Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by facsimile communication, but excluding electronic mail (except as provided in Section 2.1(b)), given to the appropriate Person at its address or facsimile number set forth on the signature pages hereof or at such other address or facsimile number as such Person may specify.  A notice sent by fax will be deemed received on the date set forth on the confirmation of receipt produced by the sender’s fax machine immediately after the fax is sent.  A notice sent by mail will be deemed received upon actual receipt.  The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to an Agent, the consent of each Person to which such Agent is required to forward such notice.

Section 9.3             Costs and Expenses.  The Borrower agrees to pay (i) on demand all costs and expenses (other than syndication costs) of the Lenders in connection with the preparation, execution and delivery of the Transaction Documents (whether or not any such Transaction Document is entered into unless such failure is the result of any Lender’s failure to perform its obligations hereunder) and the delivery of the Aircraft, including, without limitation the reasonable fees and expenses (as separately agreed) of Pillsbury Winthrop Shaw Pittman LLP, special New York counsel to the Lenders, and McAfee & Taft, FAA counsel, but no other fees or expenses of counsel or professional advisors shall be payable under the subclause (i), (ii) all fees and expenses of Marsh USA related to the issuance of the insurance opinion described in Section 6.1(a)(xiii)(F) and (iii) the up-front and annual fees and expenses of the Security Trustee as agreed with the Security Trustee in the Agents’ Fee Letters.  The Borrower further agrees to pay on demand all costs and expenses of the Agents and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Transaction Documents and in connection with any amendment or waiver requested by the Borrower, including, without limitation, the reasonable fees and expenses of outside legal counsel, provided, however, that the Borrower shall have no obligation to reimburse the reasonable fees and expenses of more than one counsel to the Agents and the Lenders collectively.  All costs associated with a Loan assignment pursuant to Section 9.8(c) of this Agreement (including reasonable fees and expenses of outside counsel to the Borrower) shall be for the account of such assigning Lender.

Section 9.4             Certain Agreements of the Agents and the Lenders.  (a)  Each Lender and Agent agrees, for the benefit of each lessor, conditional seller, mortgagee or secured party of any airframe or engine leased to, or owned by, the Borrower subject to a lease, conditional sale, trust indenture or other security agreement that it will not acquire or claim, as against such lessor, conditional seller, mortgagee or secured party, any right, title or interest in any engine as the result of such engine being installed on any airframe, including the Airframe, subject to the Lien of the Mortgage or of any Related Mortgage at any time while such engine is subject to such lease, conditional sale, trust indenture or other security agreement and owned by such lessor or conditional seller or subject to a trust indenture or security interest in favor of such mortgagee or secured party.

(b)           Each Lender agrees to comply with its obligations under the Mortgage.

(c)           Each Lender agrees that no part of the funds used by it to make or hold its interest in the Loan constitutes, or is deemed under the Code or ERISA or any regulations or rules thereunder to constitute, assets of any employee benefit plan within the meaning of Section 3(3) of ERISA or any plan within the meaning of Section 4975(e)(1) of the Code.

Section 9.5            Entire Agreement.  The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof.  Any previous agreements, whether written or oral, concerning such matters are superseded thereby.

Section 9.6            Cumulative Rights and Severability.  All rights and remedies of the Lenders and the Agents hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

Section 9.7            Waivers.  No failure or delay of any party hereto in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy.  Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given.  After any waiver, the Borrower, the Lenders and the Agents shall be restored to their former position and rights and any Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Default.

Section 9.8            Successors and Assigns; Participations; Assignments.

(a)      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Except as otherwise provided herein, including Section 4.1(c), the Borrower may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Security Trustee and each of the Lenders.

(b)     Participations.  Any Lender may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Lender hereunder.  Such Lender shall remain solely responsible for performing its obligations hereunder, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such

Lender’s rights and obligations hereunder.  Each Participant shall be entitled to the benefits of Article V; provided, however, that such Participant shall not be entitled to any greater benefit under Article V than the Lender that sold the participating interest to the Participant would have been entitled to thereunder if it had not sold such participating interest and no Participant shall be entitled to any benefit thereunder unless it shall perform such obligations as are imposed on the Lender under Article V.  A Lender shall not agree with a Participant to restrict such Lender’s right to agree to any amendment, waiver or modification hereto, except amendments described in the proviso to Section 9.1.

(c)      Assignments.  Notwithstanding the foregoing provisions of this Section 9.8, any Lender may with the prior written consent of the Borrower (not to be unreasonably withheld or delayed), assign all, or if less than all, a portion equal to at least $5,000,000 in the outstanding principal amount of its Loan (or the full amount of its Loan if less than $5,000,000) to one or more Qualifying Lenders, which shall become a party to this Agreement as a Lender by execution of a supplement hereto in the form of Exhibit C (a “Transfer Supplement”) hereto, provided that (i) such assignment will not be effective until recorded by the Security Trustee on the Register pursuant to Section 9.8(d) hereof, (ii) the Borrower shall not be required to pay any greater amount hereunder than the assignor Lender was entitled to hereunder, based on the laws, regulations, rules and other requirements in effect at the time of such assignment (except to the extent an obligation to make a payment under Section 5.3 results from a Change in Law applicable to the assignee Lender after the date on which it becomes a party to this Agreement), (iii) such Lender promptly notifies the Borrower of each such assignment and (iv) there shall be no more than five (5) Lenders at any one time.  At the time of each assignment pursuant to this Section 9.8(c) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the assignee Lender shall provide to the Borrower and the Security Trustee the appropriate Internal Revenue Service forms (and, if applicable, a Certificate re Non-Bank Status).  No Lender may transfer or assign any Loans or any interest therein if such transfer contravenes the provisions of any law, governmental rule or regulation, including without limitation the Securities Act, ERISA or the Code.  Notwithstanding the foregoing provisions of this Section 9.8(c), any Lender may assign all or part of its rights under any Transaction Document for security purposes to any member of the European Central Bank system without satisfying the conditions contained in this Section 9.8(c) (other than subclause (ii) of the proviso of the first sentence of this subsection (c)).

(d)     Register.  The Borrower hereby designates the Security Trustee to serve as the Borrower’s agent, solely for purposes of this Section 9.8(d), to maintain a register (the “Register”) on which it will record the registered holders of the Loans.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice, and the Security Trustee shall, reasonably promptly after (a) any person becomes a Lender after the date hereof and (b) any Lender alters or modifies its name or address, notify the Borrower of and deliver to the Borrower a written update of the names and addresses of all Lenders.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of the Ratable Share of any Lender.  With respect to any Lender, the transfer of such Lender’s rights to the principal of, and interest on, such Lender’s Ratable Share of the Loan shall not be effective until such transfer is recorded on the Register maintained by the Security Trustee with respect to ownership of such

Ratable Share and prior to such recordation all amounts owing to the transferor with respect to such Ratable Share shall remain owing to the transferor.  The registration of assignment or transfer of all or part of a Lender’s Ratable Share shall be recorded by the Security Trustee on the Register only upon the acceptance by the Security Trustee of a properly executed and delivered Transfer Supplement.

Section 9.9            Confidentiality.  The Agents and Lenders shall not disclose any nonpublic information relating to the Borrower or any Transaction Document to any other Person without the written consent of the Borrower, other than (a) to such Agent’s or Lender’s Affiliates and its officers, directors, employees, agents, auditors and advisors and, as contemplated by Section 9.8, to actual or prospective assignees and participants, and then, in all such cases, only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

Section 9.10          Counterparts.  This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

Section 9.11          Governing Law; Submission to Jurisdiction; Venue.

(a)           This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York.  Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or the United States for the Southern District of New York located in the Borough of Manhattan, and, by execution and delivery of this Agreement or a Transfer Supplement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each party hereto hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party.  The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, having its offices, at the date hereof, at 111 Eighth Avenue, New York, New York 10011, as its duly authorized and lawful agent to receive process for and on behalf of the Borrower in any State or Federal suit, action or proceeding in the State of New York based on, arising out of or connected with this Agreement and the other Transaction Documents.  A copy of any such process served shall be promptly forwarded by airmail by the person commencing such proceeding to the other parties hereto at their respective addresses specified pursuant to Section 9.2, but the failure of any party to receive such copies shall not affect in any way the service of such process as aforesaid.  Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address specified pursuant to Section 9.2, such service to become effective as provided in Section 9.2.  Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction.

(b)           Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.12          Waiver of Trial by Jury.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

Section 9.13          Registrations with the International Registry.  Each of the parties hereto consents to the registration with the International Registry of the International Interests granted under the Mortgage, and each party hereto covenants and agrees that it will take all such action, at Borrower’s cost, reasonably requested by the Borrower or the Security Trustee in order to make any registrations with the International Registry, including becoming a registry user entity with the International Registry and providing consents to any registration as may be contemplated by the Transaction Documents.  The parties hereto further agree that any provisions of the Cape Town Treaty that are inconsistent with the express terms of the Transaction Documents shall not apply.

Section 9.14          USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (title III of Pub.L.107-56 (signed into law October 26, 2001))(the “Patriot Act”), it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.  The Borrower shall provide such information promptly upon the request of such Lender to the extent required for such Lender to comply with the Patriot Act.

Section 9.15          Consequential Damages. To the extent permitted by applicable law, each party to this Agreement shall not assert, and each party hereby waives, any claim against any other party to this Agreement on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby or the use of the proceeds of the Loan.

Section 9.16          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender, provided that prior to such set off payment of such past due amount shall have been, to the extent permitted by law, demanded from the Borrower under this Agreement.  Any Lender that exercises its right of setoff agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.17          Obligations of Security Trustee.  The parties hereto agree that Wells Fargo Bank Northwest, National Association, in its capacity as Security Trustee, acts hereunder solely as security trustee as herein provided and not in its individual capacity.  The parties hereto also agree that all of the representations, covenants and undertakings made by the Security Trustee contained in this Agreement and any Transaction Document, unless otherwise expressly stated, are made and intended only for the purpose of binding the Security Trustee and establishing the existence of rights and remedies which can be exercised and enforced against the Security Trustee.  Therefore, anything contained in this Agreement or such other agreements to the contrary notwithstanding (except for any express provisions that the Security Trustee is responsible for), no recourse shall be had with respect to this Agreement or such other agreements against the Security Trustee or against any Person which becomes a successor trustee or co-trustee or any officer, director, trustee, servant or direct or indirect parent or controlling person or persons of any of them; provided, however, that this Section 9.17 shall not be construed to prohibit any action or proceeding against the Security Trustee or any of the Persons referred to in the preceding sentence for its own willful misconduct or grossly negligent conduct for which it would otherwise be liable and that the Security Trustee (or any successor) shall be personally liable under the Transaction Documents for its own gross negligence, its willful misconduct, or its breach of its covenants, representations and warranties contained in this Agreement, the Mortgage and the other Transaction Documents, to the extent covenanted or made in its individual capacity; and provided, further, that nothing contained in this Section 9.17 shall be construed to limit the exercise and enforcement in accordance with the terms of this Agreement or such other agreements of rights and remedies against the Security Trustee.  The foregoing provisions of this Section 9.17 shall survive the termination of this Agreement and the other Transaction Documents.

[Remainder of this page blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

HAWAIIAN AIRLINES, INC.,
as Borrower

By:
Name:
Title:

By:
Name:
Title:

Address: 3375 Koapaka Street
Suite G350
Honolulu, Hawaii 96819
USA

Attention: Executive Vice President and Chief Financial Officer;
Executive Vice President and General Counsel

Telephone: 808-835-3700
Fax: 808-835-3699

Hawaiian Airlines [MSN 1217]

Signature Page to Loan Agreement

NATIXIS, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Address: Natixis
Postal Address: BP4 - 75060 Paris Cedex 2
(France)
Head Office: 30 Av. Pierre Mendes France,
75013 Paris

Attention:	Benoist de Vimal / Marc Bourgade
Telephone:	+33.1.58.19.24.42 / 36.95
Fax:	+33.1.58.19.36.69
E-mail:	benoist.devimal@natixis.com
E-mail:	marc.bourgade@natixis.com

With a copy to
Attention:	Martine Hallay / Matthieu Vovor
Telephone:	+33.1.58.19.33.88 / 00.58
Fax:	+33.1.58.19.36.69
E-mail:	martine.hallay@natixis.com
E-mail:	matthieu.vovor@natixis.com

Hawaiian Airlines [MSN 1217]

Signature Page to Loan Agreement

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Security Trustee

By:
Name:
Title:

Address: Wells Fargo Bank Northwest,
National Association
299 South Main Street, 12th Floor
Salt Lake City, UT 84111
USA

Attention:	Val Orton - Vice President
Telephone:	(801) 246-5300)
Fax:	(801) 246-5053
E-Mail:	val.t.orton@wellsfargo.com

Hawaiian Airlines [MSN 1217]

Signature Page to Loan Agreement

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE, as a Lender

By:
Name:
Title:

By:
Name:
Title:

Address and Lending Office:
Landesbank Hessen-Thüringen Girozentrale
Main Tower
Neue Mainzer Str. 52-58
60311 Frankfurt am Main
Germany

Attention:	Uwe Sommerschuh
Telephone:	4969-9132-2481
Fax:	4969-9132-3208
E-mail:	uwe.sommerschuh@helaba.de

Commitment Share: $21,666,666.66

Hawaiian Airlines [MSN 1217]

Signature Page to Loan Agreement

KFW IPEX-BANK GMBH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

Address and Lending Office:
KfW IPEX-Bank GmbH:
Palmengartenstraße 5-9
60325 Frankfurt am Main
Germany

Attention:	Patricia Immler
Telephone:	+49 69 7431-4499
Fax:	+49 69 7431-2944
E-mail:	patricia.immler@kfw.de

Commitment Share: $21,666,666.66

Hawaiian Airlines [MSN 1217]

Signature Page to Loan Agreement

NATIXIS TRANSPORT FINANCE, as a Lender

By:
Name:
Title:

By:
Name:
Title:

Address and Lending Office:
BP4 - 75060 Paris Cedex 2 (France)

Attention:	Benoist de Vimal / Marc Bourgade
Telephone:	+33.1.58.19.24.42 / 36.95
Fax:	+33.1.58.19.36.69
E-mail:	benoist.devimal@natixis.com
E-mail:	marc.bourgade@natixis.com

With a copy to

Attention:	Martine Hallay / Matthieu Vovor
Telephone:	+33.1.58.19.33.88 / 00.58
Fax:	+33.1.58.19.36.69
E-mail:	martine.hallay@natixis.com
E-mail:	matthieu.vovor@natixis.com

Attention:	Patricia Addelisse / Josiane Vimond
Telephone:	+33.1.58.32.62.03 / +33.1.58.32.63.79
Fax:	+33.1.58.32.63.10
E-mail:	patricia.addelisse@natixis.com
E-mail:	josiane.vimond@natixis.com

Commitment Share: $21,666,666.68

Hawaiian Airlines [MSN 1217]

Signature Page to Loan Agreement

SCHEDULE I

CERTAIN TERMS

“Administrative Agent’s Account “ means JP Morgan Chase Manhattan Bank NA, Address: 270 Park Avenue, New York, NY 10017, Swift: CHASUS33, ABA No.: 021000021, Account Number: 0011253770, Beneficiary: Natixis, Swift: NATXFRPP, or such other account at a bank in the United States designated as such to the Borrower, the Security Trustee and the Lenders by the Administrative Agent.

“Applicable Margin” means [**].

[**]

“Premium” means, if the Loan is prepaid in whole or in part at the option of the Borrower pursuant to Section 1.1(c) of this Agreement (i) prior to the first anniversary of the Closing Date, an amount equal to [**] of the principal amount of the Loan prepaid, (ii) during the period on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, an amount equal to [**] of the principal amount of the Loan prepaid, (iii) during the period on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, an amount equal to [**] of the principal amount of the Loan prepaid, or (iv) at any time thereafter, an amount equal to [**].

“Security Trustee’s Account “ means Wells Fargo Bank NA, Swift: WFBIUS6S, ABA No.: 121000248, Account Number: 0510922115, CR: Corporate Trust Lease Group, Reference: msn 1217, Deal Key 48612 (for the benefit of the Administrative Agent) or such other account at a bank in the State of New York designated as such to the Borrower, the Administrative Agent and the Lenders by the Security Trustee.

“Threshold Amount” means [**].

[**]

ANNEX A

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ANNEX A

DEFINITIONS AND OTHER INTERPRETIVE PROVISIONS

(a)           The definitions in this Annex A shall be equally applicable to both the singular and plural forms of the defined terms.  All terms defined directly or by incorporation in the Transaction Documents shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein.  For purposes of the Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (i) accounting terms not otherwise defined in the Transaction Documents, and accounting terms partly defined in the Transaction Documents to the extent not defined, shall have the respective meanings given to them under GAAP; (ii) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import used in any Transaction Document shall refer to such Transaction Document (or the certificate or other document in which they are used) as a whole and not to any particular provision of such Transaction Document (or such certificate or document) unless otherwise specified; (iv) references to any Section, Annex, Schedule or Exhibit in any Transaction Document are references to Sections, Annexes, Schedules and Exhibits in or to such Transaction Document (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (v) the term “including” means “including without limitation”; (vi) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (vii) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (viii) references to any Person include that Person’s successors and assigns; and (ix) headings are for convenience of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

(b)           Each exhibit, annex and schedule to any Transaction Document is incorporated in, and shall be deemed to be a part of, such Transaction Document.

DEFINED TERMS

“Act” means part A of subtitle VII of title 49, United States Code.

“Actual Knowledge” means, with respect to any Person, actual knowledge of a Vice President or more senior officer of such Person having responsibility for the transactions contemplated by the Transaction Documents.

“Additional Costs” is defined in Section 5.1 of the Loan Agreement.

“Additional Insured” is defined in Section C(i) of Annex B of the Mortgage.

“Administrative Agent” is defined in the first paragraph of the Loan Agreement.

“Administrative Agent’s Account “ is defined in Schedule I to the Loan Agreement.

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“Affected Lender” is defined in Section 1.4(c) of the Loan Agreement.

“Affected Loan” is defined in Section 1.4(c) of the Loan Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “controlling,” “controlled by” and “under common control with” have correlative meanings.

“After-tax Basis” means, with respect to any payment to be received (actually or constructively) by a Person, the amount of such payment plus a further payment or payments so that the net amount received (actually or constructively) by such Person, after deducting from such payments the amount of all Taxes imposed on such Person by any government or taxing authority by reason of the receipt or accrual of such payments (net of any actual current reduction in Excluded Taxes payable by such Person) arising from the actual or constructive payment by such Person of the amount, including Taxes, in respect of which the payment to be received by such Person is being paid is equal to the original payment required to be received.

“Agents” means, collectively, the Administrative Agent and the Security Trustee.

“Agents’ Fee Letters” means the letter agreements between the Borrower and the Agents pursuant to which the Borrower has agreed to pay certain Fees.

“Agreement” is defined in the first paragraph of the Loan Agreement.

“Aircraft” means the Airframe and Engines.

“Aircraft Bill of Sale” means the full warranty bill(s) of sale evidencing the transfer of title to the Aircraft and each Engine to the Borrower.

“Aircraft Documents” means all technical data, manuals and log books, and all inspection, modification and overhaul records and other service, repair, maintenance and technical records that are required by the Aviation Authority to be maintained with respect to the Aircraft, and such term shall include all additions, renewals, revisions and replacements of any such materials from time to time made, or required to be made, by the Aviation Authority regulations, and in each case in whatever form and by whatever means or medium (including, without limitation, microfiche, microfilm, paper or computer disk) such materials may be maintained or retained by or on behalf of the Borrower; provided that such term shall not include manuals and data relating to aircraft generally of the same fleet type as the Aircraft as opposed to the Aircraft specifically.

“Airframe” means (a) the aircraft (excluding Engines or engines from time to time installed thereon) manufactured by the Airframe Manufacturer and identified by Airframe Manufacturer’s model number, United States registration number and Airframe Manufacturer’s serial number set forth in the Mortgage Supplement executed and delivered by the Borrower at the Closing, (b) any and all Parts incorporated or installed in or attached or appurtenant to such airframe, and any and all Parts removed from such airframe, unless the Lien of the Mortgage shall not be applicable to such Parts in accordance with Section 3.04 of the Mortgage, (c) any buyer furnished equipment installed on the aircraft and (d) the Aircraft Documents related to the Airframe.

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“Airframe Manufacturer” means Airbus S.A.S., a société par actions simplifiée registered under the laws of France.

“Approved Insurers” is defined in Section A of Annex B of the Mortgage.

“Applicable Margin” is defined in Schedule I to the Loan Agreement.

“Aviation Authority” means the FAA or, if the Aircraft is permitted to be, and is, registered with any other Government Entity under and in accordance with Section 3.02(f) and Annex C of the Mortgage, such other Government Entity.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sections 101 et seq.

“Bills of Sale” means the FAA Bill of Sale and the Aircraft Bill of Sale.

“Borrower” is defined in the first paragraph of the Loan Agreement.

“Breakage Costs” means LIBOR Breakage Costs, Funding Spread Breakage Costs and (without duplication) Fixed Rate Breakage Costs, if the Borrower has elected the Fixed Rate.

“Business Day” means (i) with respect to all payments of principal and interest in connection with, and any rate quote or similar determinations by the Administrative Agent, any Lender or Reference Bank with respect to, the Loan, any day other than a Saturday, Sunday or other day on which banks in New York, New York and London, England are expressly authorized or required by law to close and which is also a day for trading by and between banks in the London interbank LIBOR market and (ii) with respect to all other matters, including all notices delivered under any Transaction Document, any day other than a Saturday, Sunday or other day on which banks in New York, New York, Honolulu, Hawaii, Frankfurt am Main, Germany and Paris, France are expressly authorized or required by law to close.

“Cape Town Treaty” means the Cape Town Convention on International Interests, in Mobile Equipment and the related Aircraft Equipment Protocol, as in effect in the United States.

“Cash Equivalents” means (a) when used in the Loan Agreement, the following securities (which shall mature within 90 days of the date of purchase thereof): (i) direct obligations of the U.S. Government or (ii) obligations fully guaranteed by the U.S. Government, and (b) when used in the Mortgage, the following securities: (i) direct obligations of the U.S. Government, (ii) obligations fully guaranteed by the U.S. Government, (iii) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (A) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has

3

Tier 1 capital (as defined in such regulations) of not less than $500,000,000, (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s, (v) commercial paper not issued by the Borrower maturing no more than one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s, or (vi) shares of any money market mutual fund that (A) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (b)(i), (b)(ii) and (b)(iv) above, (B) has net assets of not less than $500,000,000, and (C) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit D annexed to the Loan Agreement.

“Certificated Air Carrier” means any United States air carrier that is a Citizen of the United States holding a certificate of public convenience and necessity issued pursuant to 49 U.S.C. §41102 and an air carrier operating certificate issued pursuant to chapter 447 of title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

“Change in Law” is defined in Section 5.3(b) of the Loan Agreement.

“Citizen of the United States” is defined in 49 U.S.C. § 40102(a)(15).

“Closing” means the time at which the Loan for the Aircraft has been advanced to the Borrower.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” is defined in Section 2.01 of the Mortgage.

“Commitment Share” means, for each Lender, the Dollar amount set forth under its signature to the Loan Agreement and, where applicable, the Commitment Share may be expressed as a percentage of the Dollar amount set forth under such Lender’s signature to the Loan Agreement over the aggregate outstanding amount set forth under all of the Lenders’ signatures to the Loan Agreement.

“Commitment Period” means the period from and including the date of the Loan Agreement to and including the Commitment Termination Date.

“Commitment Termination Date” means the Scheduled Delivery Date, as the same may be extended in accordance with Section 1.1(h) of the Loan Agreement, or any subsequent date as may be agreed in writing by all of the parties hereto.

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“Company” is defined in the first paragraph of the Mortgage.

“Consent and Agreement” means the Airframe Manufacturer Consent and Agreement [1217] in form and substance reasonably acceptable to the Lenders, the Airframe Manufacturer and the Borrower.

“Cost of Funds” means the rate notified to the Administrative Agent and the Borrower by each Lender experiencing a Market Disruption Event or Affected Lender, as the case may be, as soon as practicable and in any event at least two (2) Business Days before interest is due to be paid in respect of any Interest Period in which either a Market Disruption or an event described in Section 1.4(c) has occurred, to be a rate, determined by such Lender in good faith, which expresses as a percentage rate per annum the cost to each Lender experiencing a Market Disruption Event or Affected Lender, as the case may be, of funding its participation in the Loan or Affected Loan from whatever source it may reasonably select.

“CRAF” means the Civil Reserve Air Fleet Program established pursuant to 10 U.S.C. Section 9511-13 or any similar substitute program.

“Cutoff Date” is defined in Section 1.2(b) of the Loan Agreement.

“Debt Balance” is defined in Section B of Annex B of the Mortgage.

“Default” means any Event of Default or any event or condition that with the lapse of time or giving of notice, or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3 in the Loan Agreement.

“Dollars,” “United States Dollars” or “$” means the lawful currency of the United States.

“Eligible Account” means an account established by and with an Eligible Institution at the request of the Security Trustee, which institution agrees, for all purposes of the UCC including Article 8 thereof, that (a) such account shall be a “securities account” (as defined in Section 8-501 of the UCC), (b) all property (other than cash) credited to such account shall be treated as a “financial asset” (as defined in Section 8-102(9) of the UCC), (c) the Security Trustee shall be the “entitlement holder” (as defined in Section 8-102(7) of the UCC) in respect of such account, (d) it will comply with all entitlement orders issued by the Security Trustee to the exclusion of the Borrower, and (e) the “securities intermediary jurisdiction” (under Section 8-110(e) of the UCC) shall be the State of New York.

“Eligible Institution” means the corporate trust department of a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any U.S. branch of a foreign bank), which has a long-term unsecured debt rating from Moody’s of at least A3 or its equivalent and from Standard & Poor’s of at least A- or its equivalent.

“Engine” means (a) each of the engines manufactured by the Engine Manufacturer and identified by such Engine Manufacturer’s model number and such Engine Manufacturer’s serial

5

number set forth in the Mortgage Supplement executed and delivered by the Borrower at the Closing and each Replacement Engine, in any case whether or not from time to time installed on the Airframe or installed on any other airframe or aircraft, (b) any and all Parts incorporated or installed in or attached or appurtenant to such engine, and any and all Parts removed from such engine, unless the Lien of the Mortgage shall not apply to such Parts in accordance with Section 3.04 of the Mortgage, and (c) the Aircraft Documents related to the Engines.  Upon substitution of a Replacement Engine under and in accordance with the Mortgage, such Replacement Engine shall become subject to the Mortgage and shall be an “Engine” for all purposes of the Mortgage and the other Transaction Documents and thereupon the Engine for which the substitution is made shall no longer be subject to the Mortgage, and such replaced Engine shall cease to be an “Engine.”

“Engine Consent and Agreement” means the Engine Manufacturer Consent and Agreement [1217] in form and substance reasonably acceptable to the Lenders, the Engine Manufacturer and the Borrower.

“Engine Manufacturer” means Rolls-Royce, plc, a public limited company organized under the laws of England.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means one of the events specified in subsection (a) through (m) of Section 7.1 of the Loan Agreement.

“Event of Loss” means, with respect to the Aircraft, Airframe or any Engine, any of the following circumstances, conditions or events with respect to such property, for any reason whatsoever:

(a)           the actual or constructive total loss of such property or any damage to such property, or requisition of title or use of such property, which results in an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss;

(b)           the destruction of such property, damage to such property beyond economic repair or rendition of such property permanently unfit for normal use by the Borrower;

(c)           any seizure, condemnation, confiscation, taking, requisition (including loss of title), theft, hijacking or disappearance of such property other than by any Government Entity for a period exceeding 90 consecutive days;

(d)           any seizure, condemnation, confiscation, taking or requisition (including loss of title) of such property by any Government Entity or purported Government Entity (other than a requisition of use by the government of registry of the Aircraft) that results in the loss of possession of such property by the Borrower (or any Permitted Lessee) for a period exceeding six (6) consecutive months, or in the case of any Government Entity other than the U.S. Government (or an agency or instrumentality thereof which bears the full faith and credit of the U.S. Government), for a period exceeding three (3) consecutive months; or

6

(e)           as a result of any law, rule, regulation, order or other action by the Aviation Authority or by any Government Entity of the government of registry of the Aircraft or by any Government Entity otherwise having jurisdiction over the operation or use of the Aircraft, the use of such property in the normal course of the Borrower’s business of air transportation is prohibited for a period of twelve (12) consecutive months.

“Excluded Tax” of a Person shall mean (x) any Tax imposed on all or part of the net income, net profits or net gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person, any franchise, net worth or net capital Tax imposed on that Person, and any intangibles Tax or similar Tax imposed on the principal amount or value of the Loan, by any jurisdiction (including the United States) (i) in which that Person is organized, (ii) in which that Person’s principal office or applicable Lending Office is located, or (iii) in which that Person is doing business (other than solely by reason of making a Loan under this Agreement) if such Tax would not have been imposed but for the existence of such business, (y) any Tax with respect to which the last sentence of Section 5.3(b) or Section 5.3(c)(iii) of the Loan Agreement provides that no additional amounts are payable as a gross-up or an indemnity obligation under clause (iii) of Section 5.3(b) of the Loan Agreement, or (z) any estate, inheritance or gift Tax, or any similar Tax.

“Expenses” means any and all liabilities, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including, without limitation, reasonable fees and disbursements of legal counsel, accountants, appraisers, inspectors or other professionals, and costs of investigation).

“Excusable Delivery Delay” means any delay in the Scheduled Delivery Date that is caused by the Airframe Manufacturer or the Engine Manufacturer and is not caused by the Borrower.

“FAA” means the Federal Aviation Administration of the United States or any Government Entity succeeding to the functions of such Federal Aviation Administration.

“FAA Bill of Sale” means a bill of sale for the Aircraft on AC Form 8050-2 (or such other form as may be approved by the FAA) naming the Borrower as the purchaser.

“FAA Filed Documents” means the Mortgage and the Mortgage Supplement executed and delivered by the Borrower at the Closing.

“FAA Regulations” means the Federal Aviation Regulations issued or promulgated pursuant to the Act from time to time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such transactions received by the Administrative Agent as of approximately 11:00 a.m. (New York time) on such day from three (3) federal funds brokers of recognized standing selected by it.

7

“Fee Letter” means the letter agreement between the Borrower and the Lenders, pursuant to which the Borrower has agreed to pay certain Fees.

“Fees” means any commitment fee or other fee payable by the Borrower to any Secured Party pursuant to or in relation to the transactions contemplated by the Transaction Documents.

“Financing Statements” means collectively, UCC-1 financing statements covering the Aircraft and the related Collateral showing the Borrower as debtor, and the Security Trustee as secured party, for filing in Delaware and each other jurisdiction that, in the reasonable opinion of the Security Trustee, are necessary to perfect its Lien on the Aircraft and the related Collateral.

“Fixed Rate” means, in the case of the Fixed Rate Loan, the rate of interest applicable thereto determined pursuant to Section 2.1(b) of the Loan Agreement.

“Fixed Rate Breakage Costs” means, as of any date on which Fixed Rate Breakage Costs may be payable under the Loan Agreement with respect to the Fixed Rate Loan, (a negative number always being less than a positive number and a negative number with a greater absolute value always being less than another negative number that is closer to zero) the amount calculated by determining the present value of the difference between the interest which the Lenders would have earned if the amount had not been prepaid and the interest which the Lenders are able to obtain by investing the amount prepaid until the Maturity Date at the Reinvestment Rate.

“Fixed Rate Breakage Gain” means, as to any Lender, the absolute value of the Fixed Rate Breakage Costs for such Lender received by it if the Fixed Rate Breakage Costs is a negative number.

“Fixed Rate Breakage Loss” means, as to any Lender, the absolute value of the Fixed Rate Breakage Costs for such Lender if the Fixed Rate Breakage Costs is a positive number.

“Fixed Rate Loan” means the principal amount of the Loan that bears interest at a Fixed Rate.

“Fixed Rate Quote” means, with respect to any Fixed Rate Notice, the single fixed interest rate quoted by the Administrative Agent on behalf of all, and applicable to each of, the Lenders to the Borrower on a competitive market basis.

“Fixed Rate Notice” is defined in Section 2.1(b) of the Loan Agreement.

“Floating Rate” means, for any Interest Period for any Floating Rate Loan, the sum of (1) LIBOR for such Interest Period, plus (2) the Applicable Margin.

“Floating Rate Loan” means the principal amount of the Loan that bears interest at a rate determined pursuant to Section 2.1(a) of the Loan Agreement, subject to the provisions of Section 1.4 of the Loan Agreement. A Loan shall be a Floating Rate Loan unless the Borrower shall have made an election to have such Loan bear interest at a fixed rate pursuant Section 2.1(b) of the Loan Agreement.

8

“Funding Spread” means the rate per annum, notified by the relevant Lender, as the spread over the LIBOR Rate that such Lender is required to pay in order to maintain the funding of its portion of the Loan.

“Funding Spread Breakage Costs” is defined in Section 1.4(f) of the Loan Agreement.

“GAAP” means (a) generally accepted accounting principles as set forth in the statements of financial accounting standards issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, as such principles may at any time or from time to time be varied by any applicable financial accounting rules or regulations issued by the SEC or (b) if the Parent prepares its financial statements in accordance with International Financial Reporting Standards and International Accounting Standards, International Financial Reporting Standards and International Accounting Standards (and interpretations thereof) published by the International Accounting Standards Board, as in effect at the relevant time, and, in each case, with respect to any Person, shall mean such principles applied on a basis consistent with prior periods except as may be disclosed in such Person’s financial statements.

“Government Entity” means (a) any federal, state, provincial or similar government, and any body, board, bureau, department, commission, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government (including the European Union and any central bank or similar authority), (b) any other government entity having jurisdiction over any matter contemplated by the Transaction Documents or relating to the observance or performance of the obligations of any of the parties to the Transaction Documents or (c) any court, tribunal, judicial authority or arbitrator, in each case, whether foreign or domestic.

“ICAP-1 Screen” means, when used in connection with determining the Reinvestment Rate, the display page so designated on the Thomson Reuters service, or any successor display page.

“Indemnitee” means (i) each of the Agents and the Lenders and their respective successors and permitted assigns and (ii) the officers, employees, agents and directors of the Persons referred to in clause (i).

“Inspecting Parties” is defined in Section 3.03(a) of the Mortgage.

“Insurance Broker” is defined in Section D of Annex B of the Mortgage.

“Interest Period” means, (i) in the case of the first Interest Period, the period commencing on (and including) the originally scheduled Closing Date (unless the Loan is returned to the Lenders in accordance with Section 1.2(b)(iii) of the Loan Agreement or otherwise, in which case the first Interest Period shall commence on the newly designated Closing Date) and ending on (but excluding) the first Payment Date following such Closing Date (or, if such day is not a Business Day, the next succeeding Business Day unless by virtue of such extension, such day would fall in the next succeeding month, in which case such day shall be the

9

next preceding Business Day), and (ii) in the case of each subsequent Interest Period (except as otherwise provided in subclause (iii) of Section 1.4(b)), the period commencing on (and including) the last day of the immediately preceding Interest Period and ending on (but excluding) the day that is three (3) months following the last day of the immediately preceding Interest Period (or, if such day is not a Business Day, the next succeeding Business Day unless by virtue of such extension, such day would fall in the next succeeding month, in which case such day shall be the next preceding Business Day).

“Interest Rate Determination Date” means, with respect to any Interest Period for the Floating Rate Loan, the second Business Day prior to the first day of such Interest Period.

“International Interest” is defined in the Cape Town Treaty.

“International Registry” is defined in the Cape Town Treaty.

“Law” means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

“Lease Assignment” means an assignment of a Permitted Lease substantially in the form of Exhibit B to the Mortgage.

“Lenders” means each Person listed on the signature pages of the Loan Agreement as a Lender and each Person that becomes a Lender pursuant to a Transfer Supplement and in accordance with the terms hereof, in each case only so long as after the Closing it is the registered holder of a Ratable Share of the Loan.

“Lending Office” means the lending office of each Lender set forth on the signature page of the Loan Agreement with respect to such Lender, or such other lending office as a Lender from time to time shall notify the Borrower as its lending office hereunder; provided that, unless requested to do so by the Borrower, a Lender shall not change its Lending Office if at the time of such change it would increase the Borrower’s obligations under Section 5.1, 5.2 or 5.3 of the Loan Agreement as a result of laws, rules or regulations then in effect or adopted or enacted and then scheduled to become effective.

“LIBOR Breakage Costs” is defined in Section 1.4(d) of the Loan Agreement.

“LIBOR Market Disruption” means a disruption in the London interbank market generally to such an extent that market participants are unable to fund commercial loan transactions.

“LIBOR Rate” means, for any Interest Period, the rate per annum equal to (a) the Screen Rate for such Interest Period, or (b) if no Screen Rate is available for dollars or for such Interest Period, the arithmetic mean of the rates as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, in each case, as of 11.00 a.m. (London time) on the Interest Rate Determination Date for deposits in dollars in an amount comparable to the outstanding principal amount of the Loan for such Interest Period.

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“Lien” means any mortgage, pledge, lien, charge, claim, encumbrance, International Interest, lease or security interest affecting the title to or any interest in property.

“Loan” means the loan advanced by the Lenders to the Borrower on the Closing Date pursuant to this Agreement.  For any Lender, “its Loan” (or any comparable terminology) shall be such Lender’s Ratable Share of the Loan.

“Loan Agreement” means the Loan Agreement [1217], dated as of April 6, 2011, among the Borrower, the Security Trustee, the Administrative Agent and the Lenders party thereto.

“Majority Lenders” means Lenders having in excess of 50% of the outstanding principal amount of the Loan.

“Mandatory Modification” is defined in Section 3.04(d) of the Mortgage.

“Market Disruption” means (a) the occurrence of any event such that at or about 11:00 a.m. (London time) on the Interest Rate Determination Date for the relevant Interest Period the Screen Rate is not available and none of the Reference Banks supplies a rate to the Administrative Agent to determine the LIBOR Rate for the relevant Interest Period or (b) any Lender, acting reasonably and in good faith, advises the Administrative Agent and the Borrower that the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of funding or maintaining the Loan in line with prudent banking practice for such Interest Period, provided that such inadequacy is the result of circumstances affecting the relevant interbank market generally and is not directly and solely the result of circumstances unique to such Lender.

“Market Disruption Rate” means with respect to a Floating Rate Loan, such Lender’s Cost of Funds plus the Applicable Margin.

“Material Adverse Change” means a material adverse change in the business, assets or financial position of the Borrower that, in the opinion of the Majority Lenders, would materially adversely affect the ability of the Borrower to perform its obligations under the Transaction Documents.

“Maturity Date” means twelve years from the Closing Date.

“Minimum Liability Insurance Amount” is defined in Section A of Annex B to the Mortgage.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Mortgage” means the Mortgage and Security Agreement [1217] to be entered into on the Closing Date by the Borrower and the Security Trustee to secure, among other things, the Obligations.

“Mortgage Supplement” means a Mortgage Supplement, substantially in the form of Exhibit A to the Mortgage, with appropriate modifications to reflect the purpose for which it is being used.

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“Non-US Lender” is defined in Section 5.3(c)(i) of the Loan Agreement.

“Notice of Borrowing” means a notice substantially in the form of Exhibit B of the Loan Agreement delivered by the Borrower to the Security Trustee, Administrative Agent and each Lender pursuant to Section 1.2(a) of the Loan Agreement with respect to the proposed borrowing of the Loan.

“Obligations” means the principal of and accrued but unpaid interest on the Loan, any Breakage Costs, any Premium and all other obligations of every nature of the Borrower from time to time owed to the Agents, the Lenders or any of them under the Transaction Documents.

“Obsolete Part” is defined in Section 3.04(d) of the Mortgage.

“Obsolete Part Limit” means $750,000 (in 2011 Dollars, escalated at 2% per annum).

“Optional Modification” is defined in Section 3.04(d) of the Mortgage.

“Parent” means Hawaiian Holdings, Inc., a Delaware corporation.

“Participant” is defined in Section 9.8(b) of the Loan Agreement.

“Parts” means all appliances, parts, components, instruments, appurtenances, accessories, furnishings, seats and other equipment of whatever nature (other than (a) Engines or engines, and (b) any appliance, part, component, instrument, appurtenance, accessory, furnishing, seat or other equipment that would qualify as a Removable Part and is leased by the Borrower from a third party or is subject to a security interest granted to a third party), that may from time to time be installed or incorporated in or attached or appurtenant to the Airframe or any Engine or removed therefrom unless the Lien of the Mortgage shall not be applicable to such Parts in accordance with Section 3.04 of the Mortgage.

“Patriot Act” is defined in Section 9.14 of the Loan Agreement.

“Payment Date” means each April 12, July 12, October 12 and January 12 set forth on Exhibit A to the Loan Agreement, commencing with July 12, 2011.

“Permitted Country” means any country listed on Schedule 1 to the Mortgage.

“Permitted Foreign Air Carrier” means any air carrier with its principal executive offices in any Permitted Country and which is authorized to conduct commercial passenger airline operations and to operate jet aircraft similar to the Aircraft under the applicable Laws of such Permitted Country.

“Permitted Lease” means a lease permitted under Section 3.02(b)(vii) of the Mortgage, subject, in all cases, to Section 3.02(c) of the Mortgage.

“Permitted Lessee” means (i) any U.S. Air Carrier, (ii) any Permitted Foreign Air Carrier, (iii) any Affiliate of the Borrower, (iv) any airframe or engine manufacturer, including the Airframe Manufacturer or Engine Manufacturer, or affiliate thereof, provided in the case of an affiliate, the manufacturer guarantees the obligations of such affiliate or (v) any person approved in writing by the Security Trustee, provided that all Lenders have authorized the Security Trustee to provide such approval.

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“Permitted Lien” means (a) the rights of the Secured Parties and the Related Secured Parties under the Transaction Documents, or of any Permitted Lessee under any Permitted Lease; (b) Liens attributable to any Secured Party or any Related Secured Party; (c) the rights of others under agreements or arrangements to the extent expressly permitted by the terms of Section 3.02(b) or 3.04 of the Mortgage; (d) Liens for Taxes of the Borrower (and its U.S. federal tax law consolidated group) or any Permitted Lessee either not yet due or being contested in good faith by appropriate proceedings so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss of the Aircraft, Airframe, or any Engine or the security interest of the Security Trustee therein or impair the Lien of the Mortgage; (e) materialmen’s, mechanics’, workers’, repairers’, employees’ or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent for more than 60 days or is being contested in good faith by appropriate proceedings, so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss of the Aircraft, Airframe, or any Engine or the security interest of the Security Trustee therein or impair the Lien of the Mortgage; (f) Liens arising out of any judgment or award against the Borrower (or any Permitted Lessee), so long as such judgment shall, within 60 days after the entry thereof, have been discharged or vacated, or execution thereof stayed pending appeal or shall have been discharged, vacated or reversed within 60 days after the expiration of such stay, and so long as during any such 60-day period there is not, or any such judgment or award does not involve, any material risk of the sale, forfeiture or loss of the Aircraft, Airframe, or any Engine or the security interest of the Security Trustee therein or impair the Lien of the Mortgage; (g) any other Lien with respect to which the Borrower (or any Permitted Lessee) shall have provided a bond, cash collateral or other security adequate in the reasonable opinion of the Security Trustee; (h) salvage or similar rights of insurers under policies required to be maintained by the Borrower (or Permitted Lessee) under Section 3.06; and (i) any Liens approved in writing by the Security Trustee.

“Person” or “Persons” means individuals, firms, partnerships, joint ventures, trusts, trustees, Government Entities, organizations, associations, corporations, limited liability companies, government agencies, committees, departments, authorities and other bodies, corporate or incorporate, whether having distinct legal status or not, or any member of any of the same.

“Pledged Agreement” means any contract, agreement or instrument included in the Collateral.

“Purchase Agreement” means the Purchase Agreement referred to in the Consent and Agreement insofar as it relates to the Aircraft and the General Terms Agreement referred to in the Engine Consent and Agreement insofar as it relates to the Engines (or any Replacement Engines), in each case as applicable.

“Premium” is defined in Schedule I to the Loan Agreement.

13

“Proposed Loan” is defined in Exhibit B of the Loan Agreement.

“Qualifying Lender” means (i) a commercial bank or other financial institution organized under the laws of any country which is a member of the Organization for Economic Co-operation and Development or a political subdivision of any such country, or (ii) a commercial bank or other financial institution, which regularly engages in the business of making loans to air carriers, or (iii) an Affiliate of any Lender engaged in the business of making loans.

“Ratable Share” means, for each Lender, the outstanding principal amount of the Loan payable to such Lender and, where applicable, the Ratable Share may be expressed as a percentage of the outstanding principal amount of the Loan payable to such Lender over the aggregate outstanding principal amount of the Loan payable to all Lenders.

“Reference Banks” means Landesbank Hessen-Thüringen Girozentrale, Natixis, Deutsche Bank AG or such other bank or banks as the Borrower and the Administrative Agent shall agree.

“Register” is defined in Section 9.8(d) of the Loan Agreement.

“Regulatory Change” is defined in Section 5.1 of the Loan Agreement.

“Reinvestment Rate” means the series of rates per annum which appears on the ICAP-1 Screen (or a successor determined by the Administrative Agent) for the purpose of displaying the swap rates (bid rate) described below as the yield quotation, on a date and time selected by the Administrative Agent occurring on or within ten (10) Business Days prior to the date of such prepayment, for each interest rate swap having substantially the same scheduled maturity as each scheduled quarterly amount prepaid (interpolated, where appropriate, between the yield quotations for the next shorter and next longer maturities for any principal amount scheduled to mature at a time for which no yield quotation is expressed).  In the event of a calculation of the Fixed Rate Breakage Costs, the Administrative Agent will provide screenshots of the relevant ICAP-1 Screen pages as of 11:00 a.m. London time on the date so selected by the Administrative Agent to the Borrower for informational purposes.

“Related Aircraft” means the aircraft subject to the Purchase Agreement the purchase of which is to be partially financed by the Related Loan Agreement, which aircraft shall be identified in a written notice to be provided by the Borrower to the Secured Parties as soon as practicable but in no event later than sixty (60) days prior to the delivery of such aircraft.

“Related Loan” means the “Loan” as defined in the Related Loan Agreement.

“Related Loan Agreement” means the loan agreement to be entered into by the Borrower and the Lenders in substantially the same form as the Loan Agreement but reflecting any differences in the term sheet related thereto and such other differences as agreed by the parties thereto under which the Related Aircraft is to be financed.

“Related Loan Obligations” means, as of any time, the “Obligations” as defined in the Related Loan Agreement as of such time.

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“Related Mortgage” means, with respect to the Related Loan Agreement, the “Mortgage” as defined in the Related Loan Agreement.

“Related Payment Default” means a failure to pay principal of or accrued interest on a Related Loan when due under the Related Loan Agreement.

“Related Secured Parties” means, as of any time, the Persons to whom any Related Loan Obligations are owed as of such time.

“Removable Part” is defined in Section 3.04(d) of the Mortgage.

“Replacement Aircraft” means an aircraft substituted for the Aircraft pursuant to Section 3.05(a) of the Mortgage.

“Replacement Airframe” means an airframe substituted for the Airframe pursuant to Section 3.05(a) of the Mortgage.

“Replacement Engine” means an engine substituted for an Engine pursuant to Section 3.04(e) or Section 3.05(a) of the Mortgage.

“Scheduled Delivery Date” means, April 12, 2011

“Screen Rate” means, for any Interest Period, the three-month British Bankers’ Association Interest Settlement Rate for dollars, displayed on Reuters Screen 3750 (or any successor or substitute page of such service, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service) on the Interest Rate Determination Date for such Interest Period.  If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the British Bankers’ Association Interest Settlement Rate.

“SEC” means the Securities and Exchange Commission of the United States, or any Government Entity succeeding to the functions of such Securities and Exchange Commission.

“Secured Obligations” means the “Obligations” as defined in the Loan Agreement (but excluding the Related Loan Obligations).

“Secured Parties” means the Lenders, the Security Trustee and the Administrative Agent.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Trustee” is defined in the first paragraph of the Mortgage.

“Security Trustee Liens” means any Lien attributable to the Security Trustee with respect to the Aircraft, any interest therein, or any other portion of the Collateral, arising as a result of (a) claims against the Security Trustee in its individual capacity not related to its interest in the Aircraft or the administration of the Collateral pursuant to the Mortgage, (b) acts of the Security Trustee not permitted by, or failure of the Security Trustee to take any action required

15

by, the Transaction Documents, (c) Taxes against the Security Trustee or any of its Affiliates not required to be indemnified by the Borrower under the Loan Agreement, or (d) claims against the Security Trustee arising out of the transfer by the Security Trustee of all or any portion of its interest in the Collateral, other than a transfer pursuant to the exercise of remedies set forth in Article IV of the Mortgage.

“Security Trustee’s Account “ is defined in Schedule I to the Loan Agreement.

“Settlement Date” is defined in Section 4 of Exhibit C of the Loan Agreement.

“Similar Aircraft” means all other Airbus Model A-330-200 aircraft.

“Standard & Poor’s” means Standard & Poor’s Ratings Services Group, or any successor to its rating agency business.

“Specified Default” means the occurrence of any Default referred to in Sections 7.1(a), (e) or (f) of the Loan Agreement.

“Subsidiary” means, as to any Person, any other Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by such first Person and/or by one or more other Subsidiaries.

“Substitute Basis” is defined in Section 1.4(h) of the Loan Agreement.

“Successor” is defined in Section 4.1(c)(i) of the Loan Agreement.

“Swap Counterparty” means the floating rate payor swap counterparty under a Swap Transaction.

“Swap Transaction” means, for the Fixed Rate Loan, the interest rate swap or other interest rate hedging transaction entered into by each of the Lenders with respect to such Fixed Rate Loan on customary terms pursuant to which it agrees to pay to the Swap Counterparty on each Payment Date to and including the Maturity Date of such Fixed Rate Loan an amount equal to the amount of interest calculated at the Fixed Rate (on the basis of a 360-day year comprised of twelve 30-day months) for such Fixed Rate Loan on a notional amount equal to the unpaid principal amount of such Fixed Rate Loan scheduled to be outstanding during the Interest Period ending on such Payment Date and the Swap Counterparty agrees to pay to such Lender on such Payment Date an amount equal to the amount of interest calculated at the LIBOR Rate for such Interest Period plus the Applicable Margin (on the basis of a 360-day year for the actual number of days elapsed) that will accrue on such notional amount, as such transaction may be modified, supplemented or replaced (without modification of the economic terms thereof), provided that if a Lender shall be participating in the Fixed Rate Loan without actually entering into an interest rate swap or other third party interest rate hedging transaction, for the purpose of ascertaining Fixed Rate Breakage Costs such Lender shall be deemed to have entered into a notional fixed-for-floating interest rate hedging transaction on market terms and otherwise meeting the definition of Swap Transaction.

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“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether international, foreign or domestic).

“TotalCare Program” means the engine maintenance program provided by the Engine Manufacturer and its Affiliates pursuant to the General Terms Agreement referred to in the Engine Consent and Agreement.

“Transaction Documents” shall mean the Loan Agreement, the Mortgage, each Mortgage Supplement, each Lease Assignment, the Agents’ Fee Letters and the Fee Letter.

“Transacting User Entity” is defined in Section 2.1.11 of the Regulations of the International Registry.

“Transfer” means the transfer, sale, assignment or other conveyance of all or any interest in any property, right or interest.

“Transfer Supplement” is defined in Section 9.8(c) of the Loan Agreement.

“Transferor” is defined in Section 1.7 of the Loan Agreement.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“United States” or “U.S.” means the United States of America; provided that for geographic purposes, “United States” means, in aggregate, the 50 states and the District of Columbia of the United States of America.

“U.S. Air Carrier” means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued pursuant to chapter 447 of title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

“U.S. Government” means the federal government of the United States, or any instrumentality or agency thereof the obligations of which are guaranteed by the full faith and credit of the federal government of the United States.

“Wet Lease” means any arrangement whereby the Borrower or a Permitted Lessee agrees to furnish the Aircraft, Airframe or any Engine to a third party pursuant to which the Aircraft, Airframe or such Engine shall at all times be in the operational control of the Borrower or a Permitted Lessee and shall be maintained, insured and otherwise used and operated in accordance with the provisions hereof, provided that such insurance with respect to legal liabilities for passenger and cargo may be on a contingent basis for the duration of any such arrangement as long as such wet lessee under such arrangement maintains primary coverage for such insurance in favor of the Secured Parties and the Borrower in accordance with the terms and conditions of the Mortgage, provided further that the Borrower’s obligations under the Mortgage (except with respect to legal liability insurance as set forth in the preceding proviso) shall continue in full force and effect notwithstanding any such arrangement and the Aircraft remains registered in the United States.

17

EXHIBIT A

[**]

1

EXHIBIT B

Form of Notice of Borrowing

NOTICE OF [FLOATING][FIXED] RATE BORROWING

[                                      ,           ]

Wells Fargo Bank Northwest, National Association,
    as Security Trustee
Attention:  Val Orton - Vice President
Facsimile:  (801) 246-5053

Natixis, as Administrative Agent
Attention:  Benoist de Vimal / Marc  Bourgade
Facsimile:  +33.1.58.19.36.69

Ladies and Gentlemen:

We refer to the Loan Agreement [1217], dated as of April 6, 2011, among Hawaiian Airlines, Inc., Natixis, as Administrative Agent, Wells Fargo Bank Northwest, National Association, as Security Trustee, and the Lenders from time to time party thereto (as amended, modified or supplemented from time to time, the “Loan Agreement”; the terms defined therein being used herein as therein defined).  We hereby give you notice requesting a Loan pursuant to Section 1.2(a) of the Loan Agreement, and in connection therewith we set forth below the required information relating to such Loan (the “Proposed Loan”):

(1)           The Business Day the Proposed Loan shall be made is [                              ].

(2)           The aggregate principal amount of the Proposed Loan is $[                              ].

(3)           The Proposed Loan shall be [a Fixed Rate Loan] [a Floating Rate Loan].  [ Please call Peter Ingram at +1 808.352.9045 on                  , 2011 to provide the Fixed Rate Quote in accordance with Section 2.1(b) of the Loan Agreement.](1)

(4)           The Aircraft related to the Proposed Loan is an Airbus Model A330-200 aircraft, bearing manufacturer’s serial number 1217 and FAA Registration No. N383HA.

(5)           Please disburse the proceeds of the Proposed Loan to the Security Trustee’s Account by no later than 9:00 a.m. (New York City time) on the date set forth in clause (1) above.

(6)           Section 1.2(b) of the Loan Agreement is incorporated herein by reference as if the Loan Agreement were in full force and effect.

(1)  To be included for a Fixed Rate Loan

1

Very truly yours,

HAWAIIAN AIRLINES, INC.

By:
Name:
Title:

By:
Name:
Title:

2

EXHIBIT C

FORM OF TRANSFER SUPPLEMENT

Date ,

Reference is made to the Agreement described in Item 2 of Annex I hereto (as such Loan Agreement may hereafter be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”).  Unless defined in Annex I hereto, terms defined in the Loan Agreement are used herein as therein defined.                         (the “Assignor”) and                      (the “Assignee”) hereby agree as follows:

1.             The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Loan Agreement as of the date hereof which represents the percentage interest specified in Item 4 of Annex I hereto (the “Assigned Share”).  After giving effect to such sale and assignment, the amount of the outstanding Loan owing to the Assignee will be as set forth in Item 4 of Annex I hereto.

2.             The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the other Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or the other Transaction Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any party to the Transaction Documents or the performance or observance by any party to the Transaction Documents of any of their respective obligations under the Loan Agreement or the other Transaction Documents to which they are a party or any other instrument or document furnished pursuant thereto.

3.             The Assignee (i) confirms that it has received a copy of the Loan Agreement and the other Transaction Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Supplement; (ii) agrees that it will, independently and without reliance upon the Agents, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iii) confirms that it is a Qualifying Lender under Section 9.8(c) of the Loan Agreement; (iv) appoints and authorizes each Agent to take such action as an agent on its behalf and to exercise such powers under the Loan Agreement and the other Transaction Documents as are delegated to such Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender[; and

1

(vi) attaches the forms described in the penultimate sentence of Section 9.8(c) of the Loan Agreement.](2)

4.             Following the execution of this Transfer Supplement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Security Trustee.  This Transfer Supplement shall be effective, unless a later date is otherwise specified in Item 5 of Annex I hereto (the “Settlement Date”), upon the date upon which each of the following conditions shall have been satisfied:  (i) each of the Assignor and Assignee shall have executed a copy hereof and delivered the same to the other party, (ii) the registration of the transfer on the Register as provided by Section 9.8(d) of the Loan Agreement and (iii) receipt by the Assignee of such other documentation or fees specified on Item 9 of Annex I hereto.

5.             Upon the delivery of a fully executed original hereof to the Security Trustee, as of the Settlement Date of this Transfer Supplement, (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Transfer Supplement, have the rights and obligations of a Lender thereunder and under the other Transaction Documents and (ii) the Assignor shall, to the extent provided in this Transfer Supplement, relinquish its rights and be released from its obligations under the Loan Agreement and the other Transaction Documents.

6.             It is agreed that the Assignee shall be entitled to all interest on the Assigned Share of the Loan at the rates specified in Item 6 of Annex I which are paid by the Borrower on and after the Settlement Date, such interest to be paid by the Security Trustee directly to the Assignee.  It is further agreed that all payments of principal made on the Assigned Share of the Loans which occur on and after the Settlement Date will be paid directly by the Security Trustee to the Assignee.  Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the Loan pursuant to the Loan Agreement which is outstanding on the Settlement Date, and which is being assigned hereunder.  The Assignor and the Assignee shall make all appropriate adjustments in payments under the Loan Agreement for periods prior to the Settlement Date directly between themselves.

7.             The Borrower is an intended third party beneficiary of, and may enforce, this Transfer Supplement.

8.             THIS TRANSFER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

*   *   *

(2)   Include if the Assignee is organized under the laws of a jurisdiction outside of the United States.

EXHIBIT D

2

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Transfer Supplement, as of the date first above written, such execution also being made on Annex I hereto.

[NAME OF ASSIGNOR],
as Assignor

By:
Title:

[NAME OF ASSIGNEE],
as Assignee

By:
Title:

Acknowledged and Agreed:

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION,
as Security Trustee

By:
Name:
Title:

HAWAIIAN AIRLINES, INC.

By:
Name:
Title:

By:
Name:
Title:

3

ANNEX FOR TRANSFER SUPPLEMENT

ANNEX I

1.             Borrower: Hawaiian Airlines, Inc.

2.             Name and Date of Loan Agreement:

Loan Agreement [1217], dated as of April 6, 2011, among Hawaiian Airlines, Inc., as Borrower, Natixis, as Administrative Agent, Wells Fargo Bank Northwest, National Association, as Security Trustee, and the Lenders from time to time party thereto, as amended to the date hereof.

3.             Date of Transfer Supplement:

4.             Amounts (as of date of Item 3 above):

Outstanding Principal of Loan
a.	Aggregate Amount for all Lenders	$

b.	Assigned Share		%

c.	Amount of Assigned Share	$

5.	Settlement Date:

6.	Rate of Interest to the Assignee:	As set forth in Section 2.1 of the Loan Agreement (unless otherwise agreed to by the Assignor and the Assignee)*

7.	Notice and Lending Office:

ASSIGNOR:

Attention:
Telephone:
Telecopier:

*      The Borrower and the Administrative Agent shall direct the entire amount of the interest to the Assignee at the rate set forth in Section 2.1 of the Loan Agreement, with the Assignor and Assignee effecting the agreed upon sharing of the interest through payments by the Assignee to the Assignor.

EXHIBIT E

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ASSIGNEE:

Attention:
Telephone:
Telecopier:

8.	Payment Instructions:

ASSIGNOR:

Attention:
Reference:

ASSIGNEE:

Attention:
Reference:

9.	Other Documents or Fees for Closing (if any):

Acknowledged and Agreed:

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By:	By:

(Print Name and Title)	(Print Name and Title)

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EXHIBIT D

Form of Certificate re Non-Bank Status

CERTIFICATE RE NON-BANK STATUS

Reference is hereby made to the Loan Agreement [1217], dated as of April 6, 2011, among Hawaiian Airlines, Inc., as Borrower, Natixis, as Administrative Agent, Wells Fargo Bank Northwest, National Association, as Security Trustee, and the Lenders from time to time party thereto (as amended or modified from time to time, the “Loan Agreement”).  Pursuant to the provisions of Section 5.3(c) of the Loan Agreement, the undersigned hereby certifies that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code.

[NAME OF LENDING INSTITUTION]

By:
Title:
Date:

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